Exhibit 10.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

AMERICAN INTERNATIONAL GROUP, INC.

AND

ARGON HOLDCO LLC

DATED AS OF JULY 14, 2021

TABLE OF CONTENTS

	Page
Article I DEFINITIONS......................................................................................................................................................		4
Section 1.1	Definitions.........................................................................................................................................	4
Article II PURCHASE OF THE SHARES..........................................................................................................................		13
Section 2.1	Purchase and Sale of Shares..............................................................................................................	13
Section 2.2	Closing...............................................................................................................................................	13
Section 2.3	Closing Deliveries.............................................................................................................................	13
Section 2.4	Withholding.......................................................................................................................................	14
Section 2.5	Purchase Price Adjustment................................................................................................................	14
Section 2.6	Company Capitalization....................................................................................................................	19
Article III REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................................		19
Section 3.1	Organization, Standing and Corporate Power...................................................................................	19
Section 3.2	Capital Structure................................................................................................................................	20
Section 3.3	Subsidiaries........................................................................................................................................	21
Section 3.4	Authority............................................................................................................................................	21
Section 3.5	Noncontravention; Consents.............................................................................................................	21
Section 3.6	Financial Statements; SEC Reports...................................................................................................	22
Section 3.7	No Undisclosed Liabilities................................................................................................................	24
Section 3.8	No Material Adverse Effect; Absence of Changes............................................................................	24
Section 3.9	Taxes..................................................................................................................................................	24
Section 3.10	Compliance with Applicable Law; Permits.......................................................................................	26
Section 3.11	Litigation...........................................................................................................................................	26
Section 3.12	Brokers..............................................................................................................................................	27
Section 3.13	Sufficiency of Assets.........................................................................................................................	27
Section 3.14	Employee Matters..............................................................................................................................	27
Section 3.15	Insurance Matters..............................................................................................................................	27
Section 3.16	No Other Representation or Warranty...............................................................................................	28
Article IV REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................................		28
Section 4.1	Organization and Standing................................................................................................................	28
Section 4.2	Authority............................................................................................................................................	28
Section 4.3	Noncontravention; Consents.............................................................................................................	28
Section 4.4	Compliance with Applicable Law.....................................................................................................	29
Section 4.5	Purchase Not for Distribution............................................................................................................	29
Section 4.6	Litigation...........................................................................................................................................	29
Section 4.7	Sufficiency of Funds..........................................................................................................................	29
Section 4.8	Limited Guaranty...............................................................................................................................	30
Section 4.9	Brokers..............................................................................................................................................	30
Section 4.10	No Other Representation or Warranty...............................................................................................	30

Article V COVENANTS.....................................................................................................................................................		30
Section 5.1	Conduct of Business.........................................................................................................................	30
Section 5.2	Access to Information.......................................................................................................................	33
Section 5.3	Reasonable Best Efforts....................................................................................................................	33
Section 5.4	Consents, Approvals and Filings......................................................................................................	33
Section 5.5	Public Announcements.....................................................................................................................	36
Section 5.6	Further Assurances...........................................................................................................................	36
Section 5.7	Company Financing..........................................................................................................................	36
Section 5.8	Stockholders Agreement..................................................................................................................	36
Section 5.9	Separation.........................................................................................................................................	37
Section 5.10	Plan Assets........................................................................................................................................	37
Section 5.11	Corporate Governance......................................................................................................................	38
Section 5.12	Tax Matters......................................................................................................................................	38
Section 5.13	SMA Cooperation.............................................................................................................................	38
Article VI CONDITIONS PRECEDENT...........................................................................................................................		39
Section 6.1	Conditions to Each Party’s Obligations...........................................................................................	39
Section 6.2	Conditions to Obligations of Buyer..................................................................................................	39
Section 6.3	Conditions to Obligations of Seller..................................................................................................	40
Article VII SURVIVAL; INDEMNIFICATION................................................................................................................		40
Section 7.1	Survival.............................................................................................................................................	40
Section 7.2	Indemnification by Seller.................................................................................................................	40
Section 7.3	Indemnification by Buyer................................................................................................................	41
Section 7.4	Claims Procedure..............................................................................................................................	42
Section 7.5	Payment............................................................................................................................................	45
Section 7.6	Exclusive Remedies..........................................................................................................................	45
Section 7.7	Damages...........................................................................................................................................	45
Section 7.8	Right to Recover...............................................................................................................................	46
Section 7.9	Double Claims..................................................................................................................................	46
Article VIII TERMINATION.............................................................................................................................................		46
Section 8.1	Termination of Agreement...............................................................................................................	46
Section 8.2	Effect of Termination.......................................................................................................................	47
Article IX GENERAL PROVISIONS................................................................................................................................		48
Section 9.1	Fees and Expenses............................................................................................................................	48
Section 9.2	Notices..............................................................................................................................................	48
Section 9.3	Interpretation....................................................................................................................................	50
Section 9.4	Entire Agreement; Third Party Beneficiaries...................................................................................	51
Section 9.5	Governing Law.................................................................................................................................	51
Section 9.6	Assignment.......................................................................................................................................	51
Section 9.7	Jurisdiction; Enforcement.................................................................................................................	51
Section 9.8	Severability; Amendment; Waiver...................................................................................................	52
Section 9.9	Certain Limitations...........................................................................................................................	53

Section 9.10	Non-Recourse....................................................................................................................................	54
Section 9.11	No Offset...........................................................................................................................................	54
Section 9.12	Counterparts......................................................................................................................................	54

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of July 14, 2021 (this “Agreement”), is made by and between American International Group, Inc., a Delaware corporation (“Seller”), and Argon Holdco LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller owns 100 shares of common stock (the “Common Stock”), par value $1.00 per share, of SAFG Retirement Services, Inc., a Delaware corporation (the “Company”), representing 100% of the issued and outstanding shares of Common Stock;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to (i) cause the Company to effect a stock split and recapitalization of the Common Stock into 90,100 shares of Class A common stock, par value $1.00 per share (the “New Class A Common Stock”), and 9,900 shares of Class B common stock, par value $1.00 per share (the “New Class B Common Stock” and, together with the New Class A Common Stock, the “New Common Stock”) and (ii) sell and convey to Buyer, and Buyer desires to purchase and acquire from Seller, 9,900 shares of New Class B Common Stock (the “Purchased Shares”), representing 9.9% of the issued and outstanding shares of New Common Stock following such purchase; and

WHEREAS, at and in connection with the consummation of the transactions contemplated by this Agreement, (a) the applicable Company Subsidiaries will enter into separately managed account agreements with Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (“Investment Manager”), in the form attached hereto as Schedule A of the Seller Disclosure Schedule, pursuant to which Investment Manager will perform certain investment management services for such Company Subsidiaries (the “SMA Agreements”) and (b) the Investment Manager, Seller and the Company will enter into a commitment letter in connection with the SMA Agreements and this Agreement, in the form attached hereto as Schedule A of the Seller Disclosure Schedule, pursuant to which the Investment Manager and the Company will agree to certain terms and conditions associated with the SMA Agreements as set forth in such commitment letter (the “SMA Commitment Letter”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1       Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Action” means (a) any civil, criminal or administrative action, suit, claim, litigation, audit, inquiry or examination, in each case, before a Governmental Entity or (b) any arbitration proceeding or similar proceeding.

“Adjusted After Tax Income” has the meaning set forth in the Calculation Methodologies.

“Adjusted Book Value” means shareholder’s equity, excluding Accumulated Other Comprehensive Income and adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, calculated using the same methodologies, adjustments, procedures and assumptions as the Calculation Methodologies.

“Adjusted Separation Balance Sheet” has the meaning set forth in Section 3.6(d).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.  For the avoidance of doubt, neither the Company nor any Company Subsidiary shall be deemed to be an “Affiliate” of Buyer.  For purposes of this Agreement, other than for purposes of the definition of “Buyer Indemnitee” and Section 9.10, neither Blackstone nor any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle shall be deemed to be an “Affiliate” of Buyer.

“Affiliate Contract” means any material Contract between any of the Company or any Company Subsidiary, on the one hand, and Seller or any Subsidiary of Seller (other than the Company or any Company Subsidiary), on the other hand.

“Agreement” has the meaning set forth in the Preamble.

“AH Distribution” has the meaning set forth in Section 5.1(b)(iv).

“AH Transaction” means the transactions contemplated by that certain Purchase Agreement, dated as of the date hereof, between Seller and Aztec Holdco LLC.

“AICPA” means American Institute of Certified Public Accountants.

“Applicable Law” means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any Person or such Person’s businesses, properties, assets or rights, as may be amended from time to time.

“Audit Opinion” means a report of independent auditors for an audit conducted in accordance with the standards of the AICPA of the balance sheets of the in-scope entities and partially in-scope entities as of March 31, 2021.

“Audited Company Balance Sheet” has the meaning set forth in Section 2.5(c).

“Board” has the meaning set forth in Section 5.8 of the Seller Disclosure Schedule.

“Blackstone” has the meaning set forth in Section 5.4(b).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized by Applicable Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitee” means Buyer, each of its Subsidiaries and Affiliates, and its and their respective officers, directors, employees, agents, successors and permitted assigns.

“Buyer Material Adverse Effect” means any change, development, event or effect that is, individually or in the aggregate, materially adverse to the ability of Buyer to consummate the transactions contemplated hereby by the Outside Date.

“Buyer Party” means Buyer or any Affiliate of Buyer that is a party to any Transaction Agreement.

“Calculation Methodologies” are those line-item adjustments, methodologies, procedures and assumptions set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjusted Book Value” has the meaning set forth in Section 2.5(c).

“Closing Separation Balance Sheet” has the meaning set forth in Section 2.5(c).

“Closing Adjusted Separation Balance Sheet” has the meaning set forth in Section 2.5(c).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Pro Forma Roll-Forward Balance Sheet” has the meaning set forth in Section 2.5(c).

“Closing Purchase Price” has the meaning set forth in Section 2.5(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 3.6(d).

“Company Business” means the life and retirement insurance business, with such adjustments as reflected in the Separation  Balance Sheet, (i) as conducted by Seller and its Subsidiaries as of immediately prior to the date hereof for purposes of the representations and warranties set forth in Article III (other than Section 3.13) and Article IV and the covenants and agreements set forth in Article V (as well as the provisions of this Article I and Article IX with respect to the foregoing), and (ii) as conducted by Seller and its Subsidiaries as of immediately prior to the Separation for purposes of the representations and warranties set forth in Section 3.13 and the Separation Principles (as well as the provisions of this Article I and Article IX with respect to the foregoing).

“Company Subsidiaries” has the meaning set forth in Section 3.3.

“Confidentiality Agreement” means the confidentiality agreement, dated March 6, 2021, between Seller and Blackstone.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license or other enforceable arrangement or agreement.

“Covered Accounts” has the meaning set forth in Section 3.14(b).

“Deal Adjustments” has the meaning set forth in the Calculation Methodologies.

“Deal Perimeter Adjustments” has the meaning set forth in the Calculation Methodologies.

“Deductible” has the meaning set forth in Section 7.2(b).

“Dispute Notice” has the meaning set forth in Section 2.5(e).

“Disputed Item” has the meaning set forth in Section 2.5(e).

“Enforceability Exceptions” has the meaning set forth in Section 3.4.

“Equity Commitment Letter” has the meaning set forth in Section 4.7.

“Equity Provider” has the meaning set forth in Section 4.7.

“Equity Provider Related Persons” has the meaning set forth in Section 5.4(e).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” has the meaning set forth in Section 3.6(h).

“Final Adjusted Book Value” has the meaning set forth in Section 2.5(f).

“Final Pro Forma Roll-Forward Balance Sheet” has the meaning set forth in Section 2.5(f).

“Final Purchase Price” has the meaning set forth in Section 2.5(f).

“Financial Supplement” has the meaning set forth in Section 3.6(d).

“Fraud” means actual and intentional fraud by a party to this Agreement with the specific intent to deceive or mislead in connection with the making of the representations and warranties set forth in Article III or Article IV, as applicable.  For the avoidance of doubt, “Fraud” does not include constructive fraud or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States.

“Giveback Equity” has the meaning set forth in Section 2.5(b).

“Governmental Entity” means any domestic or foreign court, tribunal, commission or governmental authority, instrumentality (including any legislature, commission, regulatory or administrative agency, governmental branch, bureau or department) or agency or any self-regulatory body.

“HSR Act” has the meaning set forth in Section 3.5.

“Hybrid Securities” has the meaning set forth in Section 5.7.

“Hybrid Securities Offering” has the meaning set forth in Section 5.7.

“Indemnification Cap” has the meaning set forth in Section 7.2(b).

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Independent Firm” has the meaning set forth in Section 2.5(g).

“Insurance Company” means any Subsidiary of the Company that is required to be licensed as an insurer or reinsurer.

“Insurance Contracts” means the insurance or annuity policies and contracts (including side letters), together with all binders, slips, certificates, endorsements and riders thereto, issued, entered into, acquired or assumed (by reinsurance or otherwise) by any Insurance Company prior to the Closing.

“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Entity charged with the supervision of insurance companies in such jurisdiction.

“Interim Adjusted Book Value” has the meaning set forth in Section 2.5(a).

“Interim Pro Forma Roll-Forward Balance Sheet” has the meaning set forth in Section 2.5(a).

“Interim Purchase Price” has the meaning set forth in Section 2.5(a).

“Investment Assets” means the investment assets, including general account and separate account assets, of the Insurance Companies.

“Investment Manager” has the meaning set forth in the Recitals.

“IPO” means the consummation of an initial public offering of securities by the Company, whether pursuant to an initial underwritten public offering of securities that is registered under the Securities Act or an initial public offering of the Company Business structured as a secondary offering of securities by Seller or a distribution of securities by the Company to existing equityholders that would result in securities of the Company being registered under the Exchange Act.

“Knowledge” means the actual knowledge of (a) with respect to Seller, those Persons listed in Section 1.1(a) of the Seller Disclosure Schedule, and (b) with respect to Buyer, those Persons listed in Section 1.1(b) of the Seller Disclosure Schedule.

“Liability” means any liability, damage, expense or obligation of any kind, character or description (including in respect of Taxes), whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined or determinable or otherwise.

“Liens” has the meaning set forth in Section 3.2(a).

“Limited Guaranty” has the meaning set forth in Section 4.8.

“Material Adverse Effect” means any change, development, event or effect that has a material adverse effect on the business, financial condition or results of operations of the Company Business, taken as a whole, but excluding any such change, development, event or effect resulting from or arising out of (a) general political, economic or securities or financial market conditions (including changes in interest rates or changes in equity or debt prices and corresponding changes in the value of the Investment Assets of the Company and the Company Subsidiaries), (b) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Company or the Company Subsidiaries participate, including the deferred and immediate annuity, variable annuity or life insurance industries, (c) any change or proposed change after the date hereof in GAAP, SAP or Applicable Law, or the interpretation or enforcement thereof (including changes after the date hereof in GAAP or SAP prescribed or permitted by the applicable insurance regulatory authority and accounting pronouncements of the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (d) natural or man-made catastrophe events, hostilities, acts of war or terrorism, or any escalation or worsening thereof, (e) any epidemic, pandemic or similar outbreak, (f) the COVID-19 virus outbreak and efforts by Governmental Entities in response thereto and the consequences of such efforts, (g) the negotiation, execution and delivery of, or compliance with the express terms of, or the taking of any action expressly required by, this Agreement or any other Transaction Agreements, or the public announcement of, or consummation in accordance with the terms hereof of, any of the transactions contemplated hereby or thereby (including the Separation) (including the effect thereof on the relationships (contractual or otherwise) of the Company and the Company Subsidiaries and their respective Affiliates with policyholders, clients, customers, employees, suppliers, vendors, service providers or Governmental Entities) (it being understood that this clause (g) shall be disregarded for purposes of the representations and warranties set forth in the first sentence of Section 3.5 and the related condition to the Closing), (h) the effects of any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates, (i) the identity of or facts related to Buyer or its Affiliates or the effect of any action taken by Seller, the Company or any of their respective Affiliates at the express written request of Buyer, (j) changes in the value of any Investment Assets of the Company or any Company Subsidiaries, (k) any downgrade or threatened downgrade or change or development in the financial strength or other rating assigned to the Company or any Company Subsidiaries by any rating agency (provided, that this clause (k) shall not by itself exclude the underlying causes of any such downgrade, change, development, event or effect to the extent such underlying causes are not otherwise excluded by clauses (a) through (l) (other than this clause (k)) hereof), or (l) any failure of the Company or any of the Company Subsidiaries to meet any financial projections or targets, including any estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company or any of the Company Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that this clause (l) shall not by itself exclude the underlying causes giving rise or contributing to any such failure to the extent such underlying causes are not otherwise excluded by clauses (a) through (k), except, in the case of the foregoing clauses (a), (b), (c) and (d), to the extent that such change, development, event or effect has a disproportionately adverse effect on the Company Business, taken as a whole, as compared to other participants in the same industry (in which case the incremental disproportionately adverse effect may be taken into account determining whether there has been a Material Adverse Effect).

“New Class A Common Stock” has the meaning set forth in the Recitals.

“New Class B Common Stock” has the meaning set forth in the Recitals.

“New Common Stock” has the meaning set forth in the Recitals.

“Notice Period” has the meaning set forth in Section 7.4(c).

“Organizational Documents” of a Person means the certificate of incorporation, bylaws or equivalent organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Permits” has the meaning set forth in Section 3.10(b).

“Permitted Lien” means, with respect to any asset, any (a) carriers’, mechanics’, materialmens’ or similar Lien arising in the ordinary course of business imposed by Applicable Law for amounts not yet due, (b) Lien arising from any act of Buyer or any of its Affiliates, (c) Lien that is disclosed in Section 1.1(c) of the Seller Disclosure Schedule under the heading “Permitted Liens”, (d) Lien for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith and, in each case, for which adequate reserves are reflected in accordance with GAAP, (e) Lien arising under a conditional sales Contract or equipment lease with a third party, (f) Lien in favor of the Company or any Company Subsidiary, (g) restrictions under applicable federal and state securities laws and (h) Lien or other imperfection of title that does not materially detract from the current value or materially interfere with the current use of the properties or rights affected thereby.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

“Plan Asset Issue” means that any assets of a Covered Account constitute Plan Assets.

“Plan Assets” has the meaning set forth in Section 3.14(b).

“Pro Forma Roll-Forward Balance Sheet” has the meaning set forth in Section 3.6(d).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Cap” means $2,200,000,000.

“Purchased Shares” has the meaning set forth in the Recitals.

“Reconciliation” has the meaning set forth in Section 3.6(d).

“Representative” means any Person’s directors, officers, employees, agents, advisors, attorneys, accountants, consultants and other representatives.

“Resolution Period” shall have the meaning set forth in Section 2.5(f).

“SAP” means, for each of the Company and each Company Subsidiary, the statutory accounting practices prescribed or permitted in respect of such Person by the applicable Insurance Regulator for such Person’s state of domicile.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.5.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Seller to Buyer in connection with, and constituting a part of, this Agreement.

“Seller Fundamental Representations” means those representations and warranties of the Seller and the Company set forth in Section 3.1 (Organization, Standing and Corporate Power), Section 3.2(a) (Capital Structure), Section 3.4 (Authority), and Section 3.12 (Brokers).

“Seller Indemnitee” means Seller, each of its Subsidiaries and Affiliates, and its and their respective officers, directors, employees, agents, successors and permitted assigns.

“Seller SEC Documents” has the meaning set forth in Section 3.6(h).

“Separation” has the meaning set forth in the Separation Principles.

“Separation Balance Sheet” has the meaning set forth in Section 3.6(d).

“Separation Documentation” has the meaning set forth in Section 5.9(a).

“Separation Principles” has the meaning set forth in Section 5.9(a).

“SMA Agreements” has the meaning set forth in the Recitals.

“SMA Commitment Letter” has the meaning set forth in the Recitals.

“Specified Amount” means $19,176,000,000.

“Specified Transaction Agreements” means the SMA Agreements and the SMA Commitment Letter.

“Statutory Statements” has the meaning set forth in Section 3.6(b).

“Stockholders Agreement” has the meaning set forth in Section 5.8.

“Subsidiary” of any Person at the time in question means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is at such time owned directly or indirectly by such first Person.

“Target Adjusted Book Value” means $20,202,000,000.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” means any audit, examination, contest, litigation, dispute or other proceeding with respect to Taxes or with or against any Tax Authority.

“Tax Return” means any return, report, estimate, extension request, information statement, or claim for refund filed or required to be filed in connection with any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign taxes charges, fees, levies or other assessments, including any income, franchise, profits, gains, premium, property (real or personal), sales, use, excise, employment, unemployment, payroll, withholding, gross receipts, license, stamp, occupation, social security (or similar, including FICA), disability, workers’ compensation, windfall profits, environmental, capital stock, transfer, stamp, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge, assessment or deficiencies of any kind in the nature of taxes, including in each case any interest, penalties, or additions thereto, whether disputed or not.

“third-party claim” has the meaning set forth in Section 7.4(a).

“Transaction Agreements” means this Agreement, the SMA Agreements, the SMA Commitment Letter and the Stockholders Agreement.

“Transaction Expenses” means, without duplication, all liabilities incurred by a party for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants, actuaries or other advisors, and any fees payable by such party to Governmental Entities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.

“Willful Breach” means, with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a material breach of this Agreement.

Article II
PURCHASE OF THE SHARES

Section 2.1       Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and acquire from Seller, the Purchased Shares for an aggregate purchase price equal to two billion two hundred million U.S. dollars ($2,200,000,000) (the “Purchase Price”), to be paid in cash by wire transfer of immediately available funds as contemplated by Section 2.3.  The Purchase Price shall be subject to adjustment after the Closing in accordance with Section 2.5.

Section 2.2       Closing.  The closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at 9:00 a.m., New York City time, the third (3rd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the parties (it being agreed that at either party’s request, the other party shall consider in good faith whether the Closing Date shall be the last Business Day of a calendar month).  The Closing shall for all purposes under this Agreement be deemed effective as of 12:01 a.m. on the day on which the Closing occurs, and such date and time are herein referred to as the “Closing Date.”

Section 2.3       Closing Deliveries.

(a)                          Seller Closing Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)         one or more certificates or book-entry notations representing the Purchased Shares;

(ii)        the certificate contemplated by Section 6.2(d);

(iii)       counterparts of each Transaction Agreement other than this Agreement to which Seller or the Company is a party, duly executed by such Person; and

(iv)       a duly executed IRS Form W-9 of Seller.

(b)        Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver to Seller:

(i)         in cash, by wire transfer of immediately available funds to an account designated in writing by Seller no later than two (2) Business Days prior to the Closing Date, an amount equal to the Purchase Price;

(ii)        the certificate contemplated by Section 6.3(c); and

(iii)       counterparts of each Transaction Agreement other than this Agreement to which a Buyer Party is a party, duly executed by such Buyer Party.

Section 2.4       Withholding.  Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld, and paid to the proper Tax Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.  Except to the extent otherwise required pursuant to a change in Applicable Law, provided Seller complies with its obligation pursuant to Section 2.3(a)(iv), no deduction or withholding of Tax shall be made from the Purchase Price.  Buyer shall promptly, and in no event later than three (3) Business Days prior to Closing, notify Seller of its intention to make any deduction or withholding required pursuant to a change in Applicable Law and shall cooperate with Seller to mitigate, reduce or eliminate any such deduction or withholding.

Section 2.5       Purchase Price Adjustment

(a)        Seller shall deliver (or cause to be delivered) to Buyer, no later than sixty (60) calendar days following the consummation of the AH Transaction, a pro forma balance sheet of the Company as of the Closing that is presented in the same manner and that uses the same methodologies, adjustments, procedures and assumptions used in the Pro Forma Roll-Forward Balance Sheet, taking into account all information available at such time (including the actual amount of the AH Distribution) and calculated in accordance with the Calculation Methodologies (the “Interim Pro Forma Roll-Forward Balance Sheet”).  The Interim Pro Forma Roll-Forward Balance Sheet will set forth the Adjusted Book Value as of the Closing, after giving effect to the AH Distribution (the “Interim Adjusted Book Value”), and be accompanied by reasonable supporting detail reflecting the basis for such calculation.  The “Interim Purchase Price” shall be an amount equal to the Purchase Price, as adjusted on the basis of the Interim Adjusted Book Value pursuant to Section 2.5(b)(i) or Section 2.5(b)(ii), as applicable.

(b)        The procedures for dispute resolution set forth in Section 2.5(e) through (g)  shall apply to the Interim Pro Forma Roll-Forward Balance Sheet mutatis mutandis.  Promptly, and in any event within five (5) Business Days, after the Interim Adjusted Book Value becomes final and binding on the parties hereto:

(i)         if the Interim Adjusted Book Value exceeds the Target Adjusted Book Value, then, subject to the proviso in this Section 2.5(b), Buyer shall deliver, or cause to be delivered, to the Seller (or another entity designated in writing by the Seller) payment, by wire transfer to a bank account designated in writing by the Seller (such designation to be made within three (3) Business Days after the Interim Adjusted Book Value becomes final and binding on the parties hereto), of immediately available funds in an amount equal to 9.9% multiplied  by  the absolute value of the difference between the Interim Adjusted Book Value and the Target Adjusted Book Value; and

(ii)        if the Target Adjusted Book Value exceeds the Interim Adjusted Book Value, then Seller shall deliver, or cause to be delivered, to the Buyer (or another entity designated in writing by Buyer) payment, by wire transfer to a bank account designated in writing by Buyer (such designation to be made within three (3) Business Days after the Interim Adjusted Book Value becomes final and binding on the parties hereto), of immediately available funds in an amount equal to 9.9% multiplied by the following:

(A)       if the AH Distribution has occurred and the Interim Adjusted Book Value (giving effect to the AH Distribution) is equal to or greater than the Specified Amount, 50% of the absolute value of the difference between the Interim Adjusted Book Value and the Target Adjusted Book Value;
(B)       if the AH Distribution has occurred and the Interim Adjusted Book Value (giving effect to the AH Distribution) is less than the Specified Amount, the sum of (1) $500,000,000 and (2) 100% of the absolute value of the difference between the Interim Adjusted Book Value and the Specified Amount; or
(C)       if the AH Distribution has not occurred, the absolute value of the difference between the Interim Adjusted Book Value and the Target Adjusted Book Value;
provided, however, that to the extent that the Interim Purchase Price exceeds the Purchase Price Cap, such portion of such excess shall be satisfied by Buyer delivering, or causing to be delivered, to Seller (or another entity designated in writing by Seller), a number of Purchased Shares (such shares, the “Giveback Equity”) then held by Buyer, such that, following such delivery, the ownership percentage held by Buyer shall equal (A) (1) the Purchase Price Cap minus  (2) an amount equal to the aggregate dividends paid after the Closing and prior to the delivery of the Giveback Equity in respect of the Giveback Equity divided by (B) the excess of the Interim Adjusted Book Value over the Target Adjusted Book Value plus $22,222,000,000.

(c)        Seller shall deliver (or cause to be delivered) to Buyer, no later than the tenth (10th) Business Day prior to the earlier of (x) the expected consummation of the IPO and (y) the thirty-six (36)-month anniversary of the Closing Date, (i) an audited balance sheet of the Company and the Company Subsidiaries, which balance sheet shall have been prepared in accordance with the Calculation Methodologies and GAAP and shall be accompanied by an Audit Opinion (the “Audited Company Balance Sheet”), (ii) a pro forma balance sheet of the Company and the Company Subsidiaries, which shall be the Audited Company Balance Sheet that is presented in the same manner and is calculated in accordance with the Calculation Methodologies, adjusted for the actual Deal Perimeter Adjustments that are not included in the Audited Company Balance Sheet (the “Closing Separation Balance Sheet”), (iii) a pro forma balance sheet of the Company and the Company Subsidiaries, which shall be the Closing Separation Balance Sheet that is presented in the same manner and is calculated in accordance with the Calculation Methodologies, adjusted for the actual Deal Adjustments and any other adjustments required to reflect the actual terms of the Separation that are not included in the Closing Separation Balance Sheet (the “Closing Adjusted Separation Balance Sheet”), (iv) a pro forma balance sheet of the Company and the Company Subsidiaries, which shall be the Closing Adjusted Separation Balance Sheet rolled forward from March 31, 2021 to Closing to reflect the Roll-Forward Items, in each case, calculated in accordance with the Calculation Methodologies and based upon all information available at such time (the “Closing Pro Forma Roll-Forward Balance Sheet”), and, at Buyer’s request, an updated Reconciliation, bridging the amounts and calculations set forth in the Financial Supplement to the Audited Company Balance Sheet.  The Closing Pro Forma Roll-Forward Balance Sheet will be accompanied by reasonable supporting detail reflecting the basis for such calculation.  The Audited Company Balance Sheet, the Closing Separation Balance Sheet, the Closing Adjusted Separation Balance Sheet and the Closing Pro Forma Roll-Forward Balance Sheet (x) shall be calculated using the same financial accounting methods, principles, practices and principles (including actuarial, reserving and other methods, principles, practices and principles of the Insurance Companies), the same Tax classifications and Tax elections and valuations of assets used in preparing the Company Balance Sheet, the Separation Balance Sheet, the Adjusted Separation Balance Sheet and the Pro Forma Roll-Forward Balance Sheet, respectively, notwithstanding any changes subsequent to the date of the applicable balance sheet by the Company and any Company Subsidiaries thereto, and (y) in the case of the Closing Separation Balance Sheet, the Closing Adjusted Separation Balance Sheet and the Closing Pro Forma Roll-Forward Balance Sheet, shall reflect all legal entities considered (either in part or in full) in preparation of the Separation Balance Sheet.  In addition to the Audited Company Balance Sheet, Seller and Buyer will engage a mutually agreed-upon audit firm to conduct agreed-upon review procedures in accordance with AICPA Statement on Standards for Attestation Engagements 19 (“Review”) (the terms of which will be mutually agreed-upon by Buyer and Seller prior to the commencement of the Review) of the (i) Deal Adjustments and any other adjustments required to be taken to reflect the actual terms of the Separation that are not included in the Audited Company Balance Sheet reflected in either the Closing Separation Balance Sheet or the Closing Adjusted Separation Balance Sheet, and (ii) Adjusted After Tax Income for the Company and the Company Subsidiaries for the period from March 31, 2021 to Closing reflected in the Closing Pro Forma Roll-Forward Balance Sheet.  The Closing Pro Forma Roll-Forward Balance Sheet will set forth the Adjusted Book Value as of the Closing (the “Closing Adjusted Book Value”) and will not reflect the impact of any events or actions taken after the date of the Audited Company Balance Sheet, other than (1) the adjustments for events or actions contemplated to be taken after the date of the Audited Company Balance Sheet that are reflected as line items in the Separation Balance Sheet and the Pro Forma Roll-Forward Balance Sheet (including any changes or modifications as a result of the actual Separation and the Deal Adjustments), (2) any other separation adjustments required as a result of the actual Separation and (3) changes or modifications in Adjusted Book Value as a result of (but excluding any changes or modifications solely as a result of events or actions taken after the date of the Audited Company Balance Sheet) the audit of the Company and Company Subsidiaries and Review of the items described in clauses (i) and (ii) of the prior sentence.  The Closing Adjusted Book Value will be calculated based upon such Audited Company Balance Sheet and Review of Adjusted After Tax Income and the separation adjustments (including the Deal Adjustments) and, in each case, in a manner consistent with the provisions of this paragraph.  The “Closing Purchase Price” shall be an amount equal to the Purchase Price, as adjusted on the basis of the Closing Book Value pursuant to Section 2.5(h), as applicable. The parties agree that any Liabilities as a result of a breach of Section 3.8(c) shall be included as an appropriate adjustment to the Interim Purchase Price and the Closing Purchase Price in lieu of Buyer’s remedies under Section 7.2, notwithstanding anything to the contrary herein.

(d)       Seller and the Company shall provide (and shall cause their Subsidiaries to provide) Buyer and its Affiliates and their respective Representatives with such access to their and their Affiliates’ financial records and information relating to, and their employees and Representatives that were involved in, the preparation of Interim Pro Forma Roll-Forward Balance Sheet, the Audited Company Balance Sheet, the Closing Separation Balance Sheet, the Closing Adjusted Separation Balance Sheet, the Closing Pro Forma Roll-Forward Balance Sheet and the adjustment process set forth in this Section 2.5 as may be reasonably requested by the Buyer or any of its Affiliates and their respective Representatives for purposes of the adjustment process set forth in this Section 2.5.

(e)        Within thirty (30) days after the delivery of the Closing Pro Forma Roll-Forward Balance Sheet, Buyer may provide Seller with a written notice setting forth, in reasonable detail, its disagreement with one or more items on the Closing Pro Forma Roll-Forward Balance Sheet, including the calculation of the Closing Adjusted Book Value prepared by the Company as part of the Closing Pro Forma Roll-Forward Balance Sheet (a “Dispute Notice”).  Any Dispute Notice must set forth in reasonable detail (i) any item on the Closing Pro Forma Roll-Forward Balance Sheet which Buyer believes has not been prepared in accordance with this Agreement and the correct amount of such item (each, a “Disputed Item”) and (ii) Buyer’s alternative calculation of the Disputed Item, as applicable, calculated in accordance with the Calculation Methodologies.  All items on the Closing Pro Forma Roll-Forward Balance Sheet that are not Disputed Items shall be final, conclusive and binding on the parties hereto for purposes of this Section 2.5.

(f)        If Buyer fails to provide a Dispute Notice within thirty (30) days after the delivery of the Closing Pro Forma Roll-Forward Balance Sheet, the Closing Pro Forma Roll-Forward Balance Sheet and the Closing Adjusted Book Value and the resulting calculation of the Closing Purchase Price contained therein shall be deemed accepted and shall become the “Final Pro Forma Roll-Forward Balance Sheet”, the “Final Adjusted Book Value” and the “Final Purchase Price”, respectively, and shall be final and binding upon the parties hereto.  If, within thirty (30) days after the delivery of the Closing Pro Forma Roll-Forward Balance Sheet, Buyer provides Seller with a Dispute Notice, Buyer and Seller shall attempt in good faith to amicably resolve all matters set forth in the Dispute Notice during the thirty (30) day period following receipt of the Dispute Notice by Buyer (the “Resolution Period”).  To the extent any such disputes are resolved to the mutual satisfaction of Buyer and Seller during the Resolution Period, such resolutions shall be reflected on the Closing Pro Forma Roll-Forward Balance Sheet and the resulting calculation of the Closing Adjusted Book Value and the Closing Purchase Price contained therein and shall be deemed final and binding upon the parties hereto, and, if all such disputes are so resolved, the Closing Pro Forma Roll-Forward Balance Sheet and the resulting calculation of the Closing Adjusted Book Value and the Closing Purchase Price contained therein, as modified to reflect the resolution of such disputes, shall be deemed final and shall become the Final Pro Forma Roll-Forward Balance Sheet, the Final Adjusted Book Value and the Final Purchase Price, respectively.

(g)        If any such disputes cannot, for any reason, be resolved prior to the expiration of the Resolution Period, then, within thirty (30) days after the end of the Resolution Period, Seller and Buyer shall (i) set forth in writing their respective positions on any such disputes still at issue and their determination of the calculation of the Closing Adjusted Book Value and the resulting calculation of the Closing Purchase Price and (ii) submit such written submissions regarding the unresolved disputes to a boutique specialty firm with an active practice area focused on post-merger and acquisitions purchase price dispute resolution selected jointly by Seller and Buyer (the “Independent Firm”).  The Independent Firm shall deliver its written determination to Buyer and Seller no later than forty five (45) days following the date on which the unresolved disputes are submitted in writing to the Independent Firm or such other date as the Independent Firm may determine in its discretion or as may be mutually agreed by Buyer and Seller.  The Independent Firm’s determination shall (A) be based solely on presentations and written submissions by Buyer and Seller to the Independent Firm made in accordance with this Section 2.5(g), and not by independent review and (B) set forth in reasonable detail the basis for the Independent Firm’s final determination of the Closing Adjusted Book Value in accordance with the Calculation Methodologies and the resulting calculation of Closing Purchase Price; provided  that the Independent Firm shall only be entitled to resolve Disputed Items, and in no event shall the Independent Firm determine, with respect to any item that remains an unresolved dispute submitted to it, an amount which is outside the range established by (1) the amount submitted by Seller in its submission under this Section 2.5(g) and (2) the amount submitted by Buyer in its submission under this Section 2.5(g).  Absent manifest arithmetical error, such determinations by the Independent Firm shall be conclusive and binding upon the parties and shall not be subject to appeal or review thereafter, and the Closing Pro Forma Roll-Forward Balance Sheet and the Closing Adjusted Book Value and the resulting calculation of the Closing Purchase Price contained therein, as modified by the Independent Firm’s final determination, shall be deemed final and shall become the Final Pro Forma Roll-Forward Balance Sheet, the Final Adjusted Book Value and the Final Purchase Price, respectively.  The fees and disbursements of the Independent Firm shall be borne by Seller and Buyer in inverse proportion to the absolute value of the difference between the Independent Firm’s determination the Final Adjusted Book Value and the other party’s calculation of Closing Adjusted Book Value in its submission under this Section 2.5(g) (i.e., so that each party will bear the Independent Firm’s fees and disbursements in proportion to the extent to which the other party prevails in respect of the difference between the parties’ aggregate calculations of the Closing Adjusted Book Value).

(h)        Promptly, and in any event within five (5) Business Days, after the Final Adjusted Book Value becomes final and binding on the parties hereto pursuant to Section 2.5(f) or Section 2.5(g), as applicable, then either Buyer shall deliver, or cause to be delivered, to the Seller (or another entity designated in writing by the Seller), or Seller shall deliver, or cause to be delivered, to the Buyer (or another entity designated in writing by Buyer), as applicable, in either case a cash payment and/or a number of Purchased Shares (subject to the following proviso and the Purchase Price Cap) so that the Buyer and the Seller would be in the same position as they would have been, taking into account any cash dividends that have been (or should have been) received by Buyer or Seller in respect of Purchased Shares and any prior payment made by Buyer to Seller or Seller to Buyer pursuant to Section 2.5(b), had the parties used (A) the Final Adjusted Book Value instead of the Interim Adjusted Book Value and (B) the final number of Purchased Shares (taking into account any Purchased Shares that shall constitute Giveback Equity) as a result of the purchase price adjustment in Section 2.5(b) and this Section 2.5(h), in each of cases (A) and (B), for purposes of the purchase price adjustment in Section 2.5(b); provided, that, with respect to any payment made to Buyer, such payment shall be made (i) in cash if Buyer owns 9.900% of the outstanding equity of the Company and (ii) in such number of Purchased Shares as would result in Buyer owning 9.900% of the outstanding equity of the Company, plus cash in excess of such amount.

(i)         Section 2.5(i) of the Seller Disclosure Schedule sets forth illustrative calculations of the Interim Purchase Price and Final Purchase Price adjustments calculated in accordance with this Section 2.5.

(j)         The parties agree to treat any amounts paid (or deemed paid through the delivery of shares) under this Section 2.5 as an adjustment to (A) the Purchase Price per Purchased Share and/or (B) the number of Purchased Shares acquired hereunder for all applicable tax purposes, unless otherwise required by law.

Section 2.6       Company Capitalization.  Prior to the Closing, Seller shall, and shall cause the Company to, cause the Organizational Documents of the Company to be amended, and take such other actions as are necessary, to effect a stock split and recapitalization of the outstanding Common Stock into 90,100 shares of New Class A Common Stock and 9,900 shares of New Class B Common Stock.  Upon the completion of such stock split and recapitalization, the New Common Stock shall be the only authorized, issued and outstanding capital stock of the Company, and all of the outstanding shares of New Common Stock shall be pari passu and identical in all respects, other than with respect to the right of the New Class A Common Stock to receive one hundred percent (100%) of any AH Distribution.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as (a) disclosed in any report, schedule, form, statement or other document filed with or furnished to the SEC by Seller since December 31, 2019 and publicly available prior to the date of this Agreement, other than disclosure contained in the “Risk Factors” or “Forward-Looking Statements” sections thereof, it being understood that any matter disclosed in any such report, schedule, form, statement or other document shall not be deemed disclosed for purposes of Section 3.1, Section 3.2 or Section 3.4, (b) set forth in the Seller Disclosure Schedule (it being understood that any information set forth in one Section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Seller Disclosure Schedule to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure), Seller represents and warrants to Buyer as follows:

Section 3.1       Organization, Standing and Corporate Power.

(a)       Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of Seller and the Company has the requisite corporate power and authority to own, lease or otherwise hold the assets, rights and properties owned, leased or otherwise held by it and to carry on its business as now being conducted, except where the failure to have such power and authority (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) would not reasonably be expected to be materially adverse to the ability of Seller to consummate the transactions contemplated hereby by the Outside Date and (iii) would not reasonably be expected to have a material adverse effect on the ability of Seller, the Company and the Company Subsidiaries, as applicable, to perform their obligations under the Transaction Agreements.  The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)        Seller or the Company has made available to Buyer true and complete copies of the Organizational Documents of the Company, each as amended to the date hereof.  The Organizational Documents of the Company that have been so delivered are in full force and effect, and neither Seller nor the Company is in breach of any provision thereof.

Section 3.2       Capital Structure.

(a)        As of the date hereof, (i) there are 1,000 authorized shares of capital stock of the Company, consisting of 1,000 shares of Common Stock, and (ii) the issued and outstanding capital stock of the Company consists of 100 shares of Common Stock.  Except as provided in the preceding clause (ii), no shares of capital stock or other equity interests of the Company are issued, reserved for issuance or outstanding.  As of the Closing, (A) there shall be 200,000 authorized shares of capital stock of the Company, consisting of 180,000 shares of New Class A Common Stock and 20,000 shares of New Class B Common Stock, and (B) the issued and outstanding capital stock of the Company shall consist of 90,100 shares of New Class A Common Stock and 9,900 shares of New Class B Common Stock.  Except as provided in the preceding clause (B), as of the Closing, there shall be no shares of capital stock or other equity interests of the Company that are issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company were duly authorized and validly issued and are fully paid and non-assessable, and are not subject to, and were not issued in violation of, the Securities Act or other Applicable Law, any Contract or any preemptive, subscription or similar rights.  Seller is the record and beneficial owner of all of the shares of Common Stock issued and outstanding, free and clear of all pledges, liens, charges, encumbrances and security interests of any kind (collectively, “Liens”) other than restrictions on transfer or otherwise under applicable securities laws.  There are no restrictions upon the voting or transfer of the shares of Common Stock pursuant to the Organizational Documents of the Company or any agreement to which Seller or the Company is a party.  There are no securities, options, warrants, rights (including conversion, exchange, preemptive, rights of first refusal, redemption rights, “tag along” rights or “drag along” rights and subscription rights) or other commitments or agreements (other than this Agreement or any other Transaction Agreement) of any kind to which Seller or the Company is a party obligating either of them to issue, sell, purchase, redeem, transfer or deliver shares of capital stock or other equity interests of the Company.

(b)        Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the

Company on any matter.  There are no voting trusts, proxies, “poison pills”, “stockholder rights plans” or similar Contracts to which the Company is a party with respect to the voting of any shares of capital stock or other equity interests of the Company.

Section 3.3       Subsidiaries.  Each Subsidiary of the Company (a “Company Subsidiary”) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization and has the requisite power and authority to own, lease or otherwise hold the assets, rights and properties owned, leased or otherwise held by it and to carry on its business as now being conducted, in each case except where the failure to be in good standing or have such power and authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Company Subsidiary is duly qualified as a foreign corporation, limited liability company, partnership or other entity, as applicable, to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Company Subsidiary is an insured depository institution within the meaning of section 3(c) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(c)).

Section 3.4       Authority.  Each of Seller, the Company and each applicable Company Subsidiary has the requisite corporate or other power and authority to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, as applicable.  The execution and delivery by each of Seller, the Company and each applicable Company Subsidiary of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of Seller, the Company and each applicable Company Subsidiary of the transactions contemplated hereby and thereby, as applicable, have been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate action on the part of Seller, the Company or the applicable Company Subsidiary, as applicable.  Each of this Agreement and the other Transaction Agreements to which Seller, the Company or a Company Subsidiary is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by Seller, the Company or the applicable Company Subsidiary, as applicable, and, assuming this Agreement and such other Transaction Agreements constitute legal, valid and binding agreements of the other parties hereto and thereto, constitute legal, valid and binding obligations of Seller, the Company or the applicable Company Subsidiary, as applicable, enforceable against Seller, the Company or the applicable Company Subsidiary, as applicable, in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

Section 3.5       Noncontravention; Consents.  The execution and delivery by each of Seller, the Company and each applicable Company Subsidiary of this Agreement and the other Transaction Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) conflict with any of the provisions of the

Organizational Documents of Seller or the Company, (b) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give any contracting party the right to terminate, modify, cancel or accelerate or receive any payment, or provide its consent, under, or result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of Seller, or the Company or the Company Subsidiaries, or the Company Business, as applicable, under, any Contract to which such Person is a party or (c) subject to the matters referred to in the next sentence, contravene any Applicable Law applicable to Seller, or the Company or the Company Subsidiaries, as applicable, except, in the case of clauses (b) and (c), as (I) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (II) would not reasonably be expected to be materially adverse to the ability of Seller to consummate the transactions contemplated hereby by the Outside Date and (III) would not reasonably be expected to have a material adverse effect on the ability of Seller, the Company and the Company Subsidiaries, as applicable, to perform their obligations under the Transaction Agreements.  No consent, approval or authorization of, or declaration or filing with, or notice to, any third party or Governmental Entity is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Agreements by Seller or the Company, as applicable, or the consummation by Seller or the Company, as applicable, of the transactions contemplated hereby and thereby, except for (i) the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) filings with the SEC, (iii) consents, approvals, authorizations, declarations, filings or notices in connection with the Separation and (iv) such other consents, approvals, authorizations, declarations, filings or notices that, if not obtained or made, have not had and would not reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect, (B) be materially adverse to the ability of Seller to consummate the transactions contemplated hereby by the Outside Date or (III) have a material adverse effect on the ability of Seller, the Company and the Company Subsidiaries, as applicable, to perform their obligations under the Transaction Agreements.

Section 3.6       Financial Statements; SEC Reports.

(a)        Section 3.6(a) of the Seller Disclosure Schedule sets forth, with respect to each Insurance Company that is required to file statutory financial statements, true and complete copies of (i) the audited annual statutory financial statements of the Insurance Companies (together with all notes thereto) as of and for the years ended December 31, 2020 and December 31, 2019 and (ii) the unaudited interim statutory balance sheets of the Insurance Companies as of March 31, 2021 (collectively, the “Statutory Statements”).

(b)        The Company maintains, in all material respects, (i) books and records in compliance with Applicable Law and (ii) proper and adequate systems of internal accounting controls designed to provide reasonable assurance that:  (A) transactions are executed with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity in all material respects with SAP, (C) access to its assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.  To the Knowledge of Seller, since January 1, 2019, neither the Company nor Seller has received any material claim regarding the internal accounting controls of the Company.  The Company has disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to Seller’s auditors and the audit committee of the board of directors of Seller, (1) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company or any Company Subsidiaries’ ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company or such Company Subsidiaries’ internal control over financial reporting.  No material weakness in the Company’s or any Company Subsidiaries’ internal control over financial reporting or reportable conditions existed as of December 31, 2020.

(c)        The statutory policy reserves required by SAP to be held with respect to the Insurance Contracts reported in the Statutory Statements (i) were determined, in all material respects, in accordance with SAP, (ii) are fairly stated, in all material respects, in accordance with sound actuarial principles applied on a consistent basis, and (iii) include, in all material respects, provisions for all actuarial reserves required to be established in accordance with Applicable Law.

(d)       Section 3.6(d)(i) of the Seller Disclosure Schedule sets forth an unaudited balance sheet of the Company as of March 31, 2021, prepared in accordance with GAAP, and fairly presents in all material respects the consolidated financial position of the Company as of such date (the “Company Balance Sheet”).  Section 3.6(d)(ii) of the Seller Disclosure Schedule sets forth a copy of the Company Balance Sheet adjusted to give effect to the assets and liabilities contemplated to be transferred to the Company and Company Subsidiaries in connection with the Separation in accordance with the Separation Principles (other than the Deal Adjustments), calculated in accordance with the Calculation Methodologies and prepared in good faith (the “Separation Balance Sheet”).  Section 3.6(d)(iii) of the Seller Disclosure Schedule sets forth a copy of the Separation Balance Sheet, adjusted to give effect to the Deal Adjustments (the “Adjusted Separation Balance Sheet”).  Section 3.6(d)(iv) of the Seller Disclosure Schedule sets forth a copy of an illustrative Separation Balance Sheet, adjusted on an illustrative basis, to (A) include the results of Adjusted After Tax Income earned during the period from March 31, 2021 to an illustrative closing on August 31, 2021 (other than any contributions to Adjusted After Tax Income from sources that are not the Company or the Company Subsidiaries following Separation) and (B) reflect an illustrative dividend declared between March 31, 2021 and Closing (clauses (A) and (B), the “Roll-Forward Items”), in each case, calculated in accordance with the Calculation Methodologies and prepared in good faith (the “Pro Forma Roll-Forward Balance Sheet”).  The Adjusted Book Value set forth on the Pro Forma Roll-Forward Balance Sheet equals the Specified Amount.  Section 3.6(d)(v) of the Seller Disclosure Schedule sets forth a reconciliation (the “Reconciliation”) from the Seller’s Quarterly Financial Supplement for the period ended March 31, 2021 Financial Supplement (the “Financial Supplement”) through the Company Balance Sheet.

(e)        Seller has filed with or furnished to the SEC all reports, schedules, forms, statements or other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be filed or furnished by Seller with the SEC since December 31, 2019 (collectively, together with any documents filed with or furnished to the SEC during such period by Seller to the SEC on a voluntary basis, the “Seller SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Seller SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Seller SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.7       No Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liability, whether known or unknown, absolute, accrued, contingent or otherwise, that is required to be reflected in a balance sheet (or the notes thereto) of the Company and the Company Subsidiaries prepared in accordance with GAAP, except (a) those liabilities provided for or disclosed in the Company Balance Sheet, or in the notes thereto, (b) liabilities incurred in the ordinary course of business since March 31, 2021, (c) liabilities incurred in connection with the transactions contemplated by this Agreement (including the Separation) and the other Transaction Agreements, (d) liabilities that will no longer be liabilities of the Company and the Company Subsidiaries following the completion of the Separation and (e) other liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8       No Material Adverse Effect; Absence of Changes.  (a) Since December 31, 2020, there has not been any event or change that has had or would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect, (b) since December 31, 2020 and prior to the date hereof, each of Seller, the Company and the Company Subsidiaries has conducted the Company Business in all material respects in the ordinary course of business (other than in connection with the execution and delivery of this Agreement, the transactions contemplated by this Agreement (including the Separation) and any alternatives thereto) and (c) since March 31, 2021 and prior to the date hereof, the Company has not (i) taken any action that, if taken after the date of this Agreement, would require the consent of Buyer pursuant to Sections 5.1(b)(vi) and (vii)  or (ii) declared or paid any dividends; provided  that, notwithstanding anything to the contrary herein, compliance with this Section 3.8(c) shall not be a condition, and shall not be considered for purpose of determining the satisfaction of any condition, precedent to the Closing, and any breach of this Section 3.8(c) shall not give rise to any claim for indemnification pursuant to Article VII, but any breach of this Section 3.8(c) shall be treated in accordance with the final sentence of Section 2.5(c).

Section 3.9       Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)        (i) All Tax Returns required to be filed by or on behalf of the Company or any Company Subsidiary have been timely filed (after giving effect to any valid extensions of time in which to make such filings) with the appropriate Tax Authorities and are true and complete and (ii) all Taxes, whether or not shown on such Tax Returns, required to be paid by or with respect to the Company or any Company Subsidiary (including Taxes required to be withheld from payments to third parties) have been timely paid, except, in each case, with respect to Taxes or matters for which adequate reserves are reflected, in accordance with GAAP, in the Company’s and the

Company Subsidiaries’ financial statements. The Company and each Company Subsidiary has complied with Applicable Law relating to withholding and reporting (including information reporting) of Taxes and has duly and timely withheld and paid over to the appropriate Tax Authorities all amounts required to be so withheld and paid over.

(b)        As of the date hereof, no deficiencies for Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary that have not been resolved or paid in full.  No agreement, waiver or other document or arrangement is currently in effect waiving or extending the period for assessment or collection of Taxes (including any applicable statute of limitation) with respect to the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary is under audit, examination or investigation by any Governmental Entity or the subject of any judicial or administrative proceeding in respect of Taxes.  During the past three years, neither the Company nor any Company Subsidiary has received written notice from any jurisdiction in which the Company or such Subsidiary has not filed income or franchise Tax Returns or paid income or franchise Taxes that the Company or such Company Subsidiary is required to file such Tax Returns or pay such Taxes in such jurisdiction.

(c)        Except for (i) any existing Tax sharing or allocation agreements between (A) Seller or any of its Subsidiaries (other than the Company or any Company Subsidiaries), on the one hand, and (B) the Company or any Company Subsidiaries, on the other hand, which agreements are in substantially the same form as the Tax sharing agreements previously provided to Buyer or (ii) any Tax sharing or allocation agreements solely between or among the Company and any Company Subsidiaries, neither the Company nor any Company Subsidiaries is a party to or bound by any agreement dealing with Tax sharing, allocation, indemnity or distribution (other than an agreement entered into in the ordinary course of business or a lending arrangement that, in each case, does not relate primarily to Taxes) pursuant to which it will have any obligation to make any payments for any periods ending after the Closing.

(d)       Neither the Company nor any Company Subsidiary (i) has during the past ten years  been a member of an affiliated group filing a consolidated Tax Return (other than the “affiliated group” as defined in Section 1504(a) of the Code, the common parent of which is or was Seller or any of its Subsidiaries) or (ii) has any liability for Taxes of any Person (other than Seller, any Subsidiary of the Seller or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor.

(e)        There are no Liens for Taxes upon the assets of the Company or any Company Subsidiaries, except for Permitted Liens.

(f)        During the past two years, neither the Company nor any Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(g)        Within the past three years, neither the Company nor any Company Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)        Neither the Company nor any Company Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code, offer in compromise, or similar agreement with a Tax Authority, in any case, that would be binding upon the Company or any Company Subsidiaries after the Closing.

Section 3.10     Compliance with Applicable Law; Permits.

(a)        The Company and the Company Subsidiaries are, and, since December 31, 2019, have been, in compliance in with all Applicable Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Business, taken as a whole, or materially adverse to the ability of Seller to consummate the transactions contemplated hereby.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Business, taken as a whole, or materially adverse to the ability of Seller to consummate the transactions contemplated hereby or have a material adverse effect on the ability of Seller, the Company and the Company Subsidiaries, as applicable, to perform their obligations under the Transaction Agreements, none of the Company or any of the Company Subsidiaries (i) has since December 31, 2019 received any written or, to the Knowledge of Seller, other communication from the Company or any Company Subsidiary regarding any actual or alleged violation of, or failure on the part of the Company or any Company Subsidiary to comply with, any Applicable Laws or order, injunction or decree of a Governmental Entity or (ii) to the Knowledge of Seller, is under investigation with respect to any material violation of any Applicable Laws or order, injunction or decree of a Governmental Entity other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity.

(b)        The Company and the Company Subsidiaries own, hold or possess all permits, licenses, approvals, authorizations, consents and registrations that are necessary for them to own or lease, operate and use their respective assets, rights or properties and to carry on and conduct their respective businesses as conducted on the date hereof (collectively, “Permits”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such Permits are valid and in full force and effect and the Company and the Company Subsidiaries are in compliance with the requirements of all such Permits, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to be materially adverse to the ability of Seller to consummate the transactions contemplated hereby by the Outside Date or have a material adverse effect on the ability of Seller, the Company and the Company Subsidiaries, as applicable, to perform their obligations under the Transaction Agreements.

(c)        Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Insurance Companies has, since December 31, 2019, received written notice of deficiencies or violations described in any reports of examination (including financial, market conduct and similar examinations) of any Insurance Company issued by any Insurance Regulator that have not been resolved to the reasonable satisfaction of the Insurance Regulator that noted such deficiencies or violations.

Section 3.11     Litigation.  There are no Actions pending against the Company or the Company Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to the Company Business, taken as a whole.  There is no order of any Governmental Entity in effect or, to the Knowledge of Seller, threatened against the Company or any Company Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to the Company Business, taken as a whole.

Section 3.12     Brokers.  Seller is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, the Company or any of their respective Affiliates.

Section 3.13     Sufficiency of Assets. The assets, rights and properties held by the Company and the Company Subsidiaries as of the completion of the Separation, when taken together with all of the other agreements entered into in connection with the Separation (including in respect of transition services), shall be sufficient for the conduct of the Company Business in all material respects.

Section 3.14     Employee Matters.

(a)        Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the purchase of the Purchased Shares contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, trustee, director or consultant of the Company or any of the Company Subsidiaries, or result in any payment that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” under Section 280G of the Code.

(b)        No portion of the assets in any account of any direct or indirect subsidiary of the Company administered by the Investment Manager pursuant to the SMA Agreements in the forms attached hereto as Schedule A of the Seller Disclosure Schedule (each, a “Covered Account” and collectively, the “Covered Accounts”) constitutes “plan assets” within the meaning of ERISA and the regulations promulgated thereunder of any plan subject to ERISA or Section 4975 of the Code (“Plan Assets”).

Section 3.15     Insurance Matters.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)        Each reinsurance agreement to which the Company or any Company Subsidiary is a party and has any material existing rights or material obligations (each, a “Reinsurance Contract”) is a legal, valid and binding obligation of the Company or the applicable Company Subsidiary party thereto, and, to the Knowledge of Seller, each other party thereto, and is enforceable against the Company or the applicable Company Subsidiary party thereto, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, subject to the Enforceability Exceptions.

(b)        Since December 31, 2019, neither the Company nor the applicable Company Subsidiary, nor, to the Knowledge of Seller, any of the other parties to any Reinsurance Contract is in default or breach or has failed to perform any obligation under any such Reinsurance Contract.

(c)        There are no pending or, to the Knowledge of Seller, threatened Actions with respect to any Reinsurance Contract.

SECTION 3.16     No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article III, none of Seller, the Company or any other Person on behalf of Seller or the Company makes any express or implied representation or warranty with respect to Seller, the Company, the Company Business or otherwise, or with respect to any information provided to Buyer or its Affiliates or its or their Representatives in connection with this Agreement or the transactions contemplated hereby, and Buyer hereby disclaims any reliance on any representations and warranties, except for the representations and warranties expressly contained in this Article III.  None of Seller, the Company or any other Person will have or be subject to any liability to Buyer or its Affiliates or any other Person resulting from the distribution to Buyer or its Affiliates or its or their Representatives, the use by any of the foregoing of, any such information, including any information, documents, projections, forecasts or any other material made available to Buyer or its Affiliates or its or their Representatives in certain “data rooms” or management presentations in connection with any consideration and review of this Agreement or the transactions contemplated hereby, unless any such information is expressly subject to a representation or warranty contained in this Article III.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1       Organization and Standing.  Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2       Authority.  Buyer has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Buyer Party of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each Buyer Party of the transactions contemplated hereby and thereby have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all necessary corporate action on the part of such Buyer Party.  Each of this Agreement and the other Transaction Agreements to which a Buyer Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Buyer Party and, assuming this Agreement and such other Transaction Agreements constitute legal, valid and binding agreements of the other parties hereto and thereto, constitute legal, valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3       Noncontravention; Consents.  The execution and delivery by Buyer and each Buyer Party of this Agreement and the other Transaction Agreements by to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby by such Buyer Party will not (a) conflict with any of the provisions of the Organizational Documents of any Buyer Party, (b) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time or both) under, give any contracting party the right to terminate, cancel or accelerate any payment under, or result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of any Buyer Party under, any material Contract to which any Buyer Party is a party or (c) subject to the matters referred to in the next sentence, contravene any Applicable Law, except, in the case of clauses (b) and (c) above, as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (ii) would not reasonably be expected to have a material adverse effect on the ability of Buyer and the Buyer Parties, as applicable, to perform their obligations under the Transaction Agreements.  No consent, approval or authorization of, or declaration or filing with, or notice to, any third party or Governmental Entity is required by or with respect to any Buyer Party in connection with the execution and delivery of this Agreement and the other Transaction Agreements by the Buyer Parties or the consummation by the Buyer Parties of any of the transactions contemplated hereby and thereby, except (i) for the filing required under the HSR Act, (ii) for such other consents, approvals, authorizations, declarations, filings or notices that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (iii) as has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer and the Buyer Parties, as applicable, to perform their obligations under the Transaction Agreements.

Section 4.4       Compliance with Applicable Law.  Buyer is in compliance with all Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5       Purchase Not for Distribution.  The Purchased Shares will be acquired by Buyer for its own account and not with a view to distribution.  Buyer will not resell, transfer, assign, pledge or otherwise dispose of any Purchased Shares, except in compliance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an available exemption therefrom.  Buyer (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Company Subsidiaries and the Company Business and (b) has been furnished with or given access to certain information about the Company, the Company Subsidiaries and the Company Business.

Section 4.6       Litigation.   There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or, to the Knowledge of Buyer, any of its Affiliates, that (a) seek to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (b) would reasonably be expected to have a Buyer Material Adverse Effect. There is no order of any Governmental Entity in effect or, to the Knowledge of Buyer, threatened against Buyer or, to the Knowledge of Buyer, any of its Affiliates, that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.7       Sufficiency of Funds.  Buyer is a party to and has accepted a fully executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Blackstone Holdings II L.P. (the “Equity Provider”) pursuant to which the Equity Provider has agreed, on the terms and subject to the conditions set forth in the Equity Commitment Letter, to invest in Buyer the amounts set forth therein.  Buyer has delivered to Seller a true, complete and correct copy of the executed Equity Commitment Letter.  As of the date hereof, the Equity

Commitment Letter is in full force and effect and has not been amended, restated or otherwise modified or waived, and the commitments contained therein have not been withdrawn, modified or rescinded in any respect.  Assuming the conditions set forth in Section 6.1 and Section 6.2 are satisfied at the Closing, Buyer will have at the Closing cash proceeds sufficient to pay the Purchase Price at the Closing.  The obligations of Buyer to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Buyer or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.

Section 4.8       Limited Guaranty.  Concurrently with the execution and delivery of this Agreement, Buyer has delivered to Seller the limited guaranty, dated as of the date hereof (the “Limited Guaranty”), addressed to Seller from the Equity Provider, guaranteeing certain obligations of Buyer under this Agreement on the terms set forth therein.  As of the date hereof, the Limited Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Equity Provider, enforceable against the Equity Provider in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.9       Brokers.  Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by this Agreement or any of the Transaction Agreements based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.10     No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article IV, none of Buyer or any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or otherwise, or with respect to any information provided to Seller, the Company or their Affiliates or their Representatives in connection with this Agreement or the transactions contemplated hereby, and Seller hereby disclaims any reliance on any representations and warranties, except for the representations and warranties expressly contained in this Article IV.  None of Buyer or any other Person will have or be subject to any liability to Seller, the Company or their Affiliates or any other Person resulting from the distribution to Seller, the Company or their Affiliates or their Representatives, the use by any of the foregoing of, any such information, including any information, documents, projections, forecasts or any other material made available to Seller, the Company or their Affiliates or their Representatives in certain “data rooms” or management presentations in connection with any consideration and review of this Agreement or the transactions contemplated hereby, unless any such information is expressly subject to a representation or warranty contained in this Article IV.

Article V
COVENANTS

Section 5.1       Conduct of Business.

(a)        Except (i) as required or expressly contemplated by this Agreement or the other Transaction Agreements, (ii) as required by Applicable Law, (iii) in connection with the Separation to the extent consistent with the Separation Principles, (iv) as reasonably required in response to COVID-19 or any actions of any Governmental Entity in response thereto, (v) as set forth in

Section 5.1 of the Seller Disclosure Schedule or (vi) as Buyer otherwise consents in advance in writing (which shall include email) (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing, Seller shall cause the Company to, and to cause the Company Subsidiaries and the Company Business to, use reasonable best efforts to carry on the Company Business in all material respects in the ordinary course and, to the extent consistent therewith, to preserve intact and maintain its current business organizations and its material relationships with third parties (including Governmental Entities, insureds and others having business dealings with them).

(b)        Except (i) as required or expressly contemplated by this Agreement or the other Transaction Agreements, (ii) as required by Applicable Law, (iii) in connection with the Separation to the extent consistent with the Separation Principles, (iv) as reasonably required in response to COVID-19 or any actions of any Governmental Entity in response thereto, (v) as set forth in Section 5.1 of the Seller Disclosure Schedule or (vi) as Buyer otherwise consents in advance in writing (which shall include email) (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing, Seller shall cause the Company, the Company Subsidiaries and the Company Business not to:

(i)         (A) split, combine or reclassify any of the Company’s outstanding capital stock or equity securities or issue or authorize the issuance of any other stock or securities (including any derivatives securities) in respect of, in lieu of or in substitution for shares or other interests representing any of the Company’s outstanding capital stock or equity securities, (B) purchase, redeem or otherwise acquire any outstanding capital stock or equity securities of the Company or (C) consummate or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, business combination or other reorganization of the Company or any of the Company Subsidiaries that are material to the Company Business;

(ii)        issue, sell, convey, transfer, dispose of, pledge, grant any option, warrant or right to purchase or subscribe to or otherwise encumber any capital stock of or equity interests in the Company, or issue, sell, grant or enter into any subscription, warrant, option, conversion or other right, agreement, commitment, arrangement or understanding of any kind, contingent or otherwise, to purchase or otherwise acquire, any such capital stock or equity interests, or any securities convertible into or exchangeable for any such capital stock or equity interests;

(iii)       (A) amend the Company’s Organizational Documents or (B) amend (in any material respect) the Organizational Documents of any of Company Subsidiary that is material to the Company Business, in each case, in a manner that would disproportionately adversely affect the rights or obligations of Buyer, in its capacity as a holder of New Common Stock, relative to Seller, in its capacity as a holder of New Common Stock, in each case as if the Closing had occurred prior to such amendment;

(iv)       declare, set a record date or set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, the outstanding capital stock of or equity interests in the Company or otherwise transfer or make payments in respect of equity interests in the Company, except for (A) dividends or distributions in an amount equal to Adjusted After Tax Income with respect to the period between March 31, 2021 and Closing (subject to any regulatory requirements) declared prior to the Closing and (B) as set forth on Item 1 of Section 5.1(b)(iv)  of the Seller Disclosure Schedule (the “AH Distribution”) (in each case, so long as the aggregate impact of the distributions set forth in clauses (A) and (B) are reflected in the calculation of Interim Adjusted Book Value and Final Adjusted Book Value in accordance with the Calculation Methodologies);

(v)        other than (x) with respect to the Separation Documentation (which shall be governed by the terms of the Separation Principles), (y) any modification, amendment, or termination of, or entry into, any Affiliate Contract that is on arm’s length terms, fair and reasonable to the Company Business in all material respects or in the ordinary course of business consistent with historical practice, or (z) any modification, amendment or termination of, or entry into, any Affiliate Contract in connection with the Separation in accordance with the Separation Documentation, (A) modify, amend (in any material respect) or terminate (other than, as a result of the expiration of the term thereof) any Affiliate Contract, or waive, release or assign any material rights or claims thereunder or (B) enter into any Affiliate Contract, in each of cases (A) and (B), on terms that are adverse in any material respect to Buyer;

(vi)       other than with respect to any Insurance Company or operating indebtedness (i.e., guaranteed investment contracts, FHLB short-term financings and other ordinary course operating indebtedness) incurred in the ordinary course of business consistent with past practice, incur, assume, guarantee, refinance, be allocated or become obligated with respect to any third-party indebtedness (including by issuance of debt securities of the Company or any Company Subsidiary), except as permitted pursuant to (and which shall be taken into account for purposes of) the Separation Principles, in each case, so long as such third-party indebtedness is reflected in full in the calculation of Final Adjusted Book Value;

(vii)      (A) repay, forgive or otherwise cancel any intercompany indebtedness or payables between the Company or any Company Subsidiary (or otherwise with respect to the Company Business), on the one hand, and Seller or any of its Subsidiaries, on the other hand, (B) loan any amounts to Seller or its Subsidiaries (other than the Company and the Company Subsidiaries) or (C) incur any indebtedness or payables to Seller or its Subsidiaries (other than the Company and the Company Subsidiaries), in each case, other than (x) repayments of intercompany indebtedness and payables to Seller and its Subsidiaries in the ordinary course of business of business consistent with past practice (which repayments are not subject to limitation), (y) the incurrence of ordinary course intercompany indebtedness or payables consistent with historical practice, on terms (including with respect to interest rates) consistent with historical practice with respect to existing ordinary course intercompany indebtedness), (z) as permitted pursuant to (and which shall be taken into account for purposes of) the Separation Principles, in each case, so long as the aggregate amount of such intercompany indebtedness and payables and repayments are reflected in full in the calculation of Final Adjusted Book Value;

(viii)     enter into any new material line of business that would subject Buyer or its Affiliates to obligations under the Bank Holding Company Act of 1956, as amended, or any other Applicable Law that governs banking or similar entities; or

(ix)       enter into a binding agreement to take or commit to take any of the foregoing actions.

Section 5.2       Access to Information.  From the date of this Agreement through the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VIII, Seller shall cause the Company and the Company Subsidiaries to provide, solely in furtherance of the transactions contemplated by this Agreement and the other Transaction Agreements, Buyer and its Representatives with, upon reasonable advance notice and during regular business hours, reasonable access to the offices, properties, assets, books, Contracts, insurance policies and business, regulatory, financial and other records, and management and Representatives of the Company, as Buyer may request from time to time; provided  that any such access pursuant to this Section 5.2 shall be conducted in accordance with Applicable Law, under the supervision of Seller’s personnel and in such a manner as to not to unreasonably interfere with the normal operations of the Company and the Company Subsidiaries.  The foregoing notwithstanding, Seller shall not be required to cause the Company or the Company Subsidiaries to provide such access if it would unreasonably disrupt the operations of Seller or its Subsidiaries (including the Company and the Company Subsidiaries), would cause a violation of any Contract, would, in the reasonable judgment of Seller or the Company, result in a loss of privilege or trade secret protection or would constitute a violation of any Applicable Law, and in any such event, the parties shall use commercially reasonable efforts to make appropriate substitute arrangements in a manner that does not result in such loss or violation.  In addition, to the extent that Seller undertake and completes an appraisal of the assets of the Company or the Company Subsidiaries prior to the Closing, Seller shall promptly deliver a copy of such appraisal to Buyer and provide Buyer with access to such reasonable and supporting information underlying such appraisal, including any third-party provider involved in its preparation, as may be reasonably requested by Buyer.

Section 5.3       Reasonable Best Efforts.  Upon the terms and subject to the conditions and other agreements set forth in this Agreement, other than with respect to obtaining permits, orders or other consents, approvals or authorizations of Governmental Entities (which shall be exclusively governed by Section 5.4), each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Agreements.

Section 5.4       Consents, Approvals and Filings.

(a)        Each of Seller and Buyer shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts, and shall cooperate, and shall cause their respective Affiliates to cooperate, fully with each other, in each case to (i) comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements; provided, that each party shall be responsible for all fees and costs related to its own required filings with and approvals of other Governmental Entities.  In connection with the foregoing, each of Seller and Buyer shall, and shall cause their respective Affiliates to, make all legally required filings with, and requests for approval by, all applicable Governmental Entities (including insurance regulators) as promptly as practicable after the date hereof in order to facilitate prompt consummation of the transactions contemplated by this Agreement, including filing the notification and report form required under the HSR Act within fifteen (15) Business Days after the date hereof, and to use reasonable best efforts to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Entity with respect to the transactions contemplated by this Agreement.

(b)        In connection with the foregoing, each of Seller and Buyer shall, and shall cause their respective Affiliates to, consent and commit to any condition, limitation or qualification imposed by any Governmental Entity on its grant of any such permit, order, consent, approval or authorization; provided, that notwithstanding the foregoing or anything to the contrary in this Agreement (including Section 5.3 and this Section 5.4) or any other Transaction Agreement, (i) neither Seller nor or any of its Affiliates shall be required to agree, consent or commit to any such conditions, limitations or qualifications in respect of Seller or any of its Affiliates, or any businesses, operations, assets or liabilities thereof, other than the Company and the Company Subsidiaries, (ii) none of Seller, Buyer or any of their respective Affiliates shall be required to consent to or comply with any such conditions, limitations or qualifications that (A) are not conditioned upon (and effective only after) the Closing, (B) individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company Business, taken as a whole, or (C) would impose any requirement on Buyer or any of its Affiliates relating to the contribution of capital, keep well or capital maintenance arrangements or maintaining certain risk based capital levels of the Insurance Companies, (iii) neither Buyer nor any of its Affiliates shall be required to agree, consent or commit to any such conditions, limitations or qualifications with respect to any of Buyer’s Affiliates (including, for these purposes, The Blackstone Group Inc. (“Blackstone”) and its Subsidiaries and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Blackstone or of any such investment fund or investment vehicle), or any interest therein, other than, subject to the foregoing clause (C), with respect to the Company, the Company Subsidiaries and the Company Business, any such Person’s direct or indirect investment in or ownership of any interest in the foregoing, or this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby; provided, that prior to Buyer or its Affiliates agreeing to any condition, limitation or qualification required pursuant to this Section 5.4, Buyer shall be entitled to engage in good faith discussions with the applicable Governmental Entity to seek to resolve any requests or objections, so long as such discussions would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by the Outside Date.  In no event shall the either party propose, negotiate, effect or agree to any action contemplated above without the prior written consent of the other party.

(c)        Buyer and Seller shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 5.4 in connection with all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, and, to the extent not prohibited by Applicable Law, Buyer and Seller shall each keep the other apprised on a reasonably current basis of the status of in connection with all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of substantive communications received by Buyer and Seller, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to any such permits, orders or other consents, approvals or authorizations of Governmental Entities.  Subject to Applicable Law relating to the exchange of information, Buyer and Seller shall permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions to any Governmental Entity in connection with all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement; provided  that Buyer and Seller may, as each deems advisable and necessary, redact such materials to remove sensitive information, or reasonably designate any sensitive material provided to the other party under this Agreement as “outside counsel only.”

(d)       Prior to the Closing, except as otherwise agreed by the parties, the parties shall cooperate and use reasonable best efforts to make or obtain the approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Entity or an Affiliate of Seller, the Company or Buyer) required for the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements; provided  that no party shall be required to make any payment or incur any liability or offer or grant any accommodation (financial or otherwise) or commence or participate in any Action in order to obtain such third-party consents.

(e)        Buyer shall not be required to (i) provide (A) nonpublic or other financial or sensitive personally identifiable information of the Equity Provider, its respective affiliates and their respective directors, officers, employees, managers or partners, or its or their control persons or direct or indirect equityholders and their respective directors, officers, employees, managers or partners (collectively with the Equity Provider, the “Equity Provider Related Persons”) or (B) any other nonpublic, proprietary or other confidential information of an Equity Provider Related Person that exceeds the scope of information that such Equity Provider Related Person has historically supplied in connection with a similar governmental filing or notification, or (ii) disclose the identities of direct or indirect shareholders, members or beneficiaries of the Equity Provider or its affiliates that beneficially own less than 10% of any such entity, in each of cases (i) or (ii), (x) unless the failure to provide or disclose such information would reasonably be expected to (1) impede the Closing or (2) prevent the consummation of the transactions contemplated hereby by the Outside Date, in which case Buyer shall be required to provide or disclose such information and (y) except for National Association of Insurance Commissioners biographical information.  Without limiting the foregoing, Buyer (A) shall be entitled to enter into good-faith discussions with the applicable Governmental Entity and use reasonable best efforts to seek to promptly resolve such requests prior to providing such information and (B) may provide any such sensitive or confidential information directly to the applicable Governmental Entity requesting such information without being provided to the Seller or the Company to the extent permitted by the applicable Governmental Entity.  Without limiting the obligations of Buyer pursuant to this

Section 5.4, all appearances, submissions, presentations, briefs, and proposals made or submitted by or on behalf of the Equity Provider Related Persons before any Governmental Entity shall be controlled by Buyer.

Section 5.5       Public Announcements.  Each of Buyer and Seller shall, and shall cause their respective Affiliates to, consult with the other party before issuing, and provide the other party with the opportunity to review and comment upon, any press release or other public statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement with respect to such matters unless the other party consents in advance in writing (which shall include email) (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or by the requirements of any securities exchange; provided  that, to the extent not prohibited by Applicable Law or the requirements of any such securities exchange and to the extent reasonably practicable, the disclosing party under this exception shall provide the non-disclosing party a reasonable opportunity to review any such disclosure; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent the statements therein with respect to this Agreement or the transactions contemplated hereby are consistent in all material respects with statements previously issued in compliance with this Section 5.5.

Section 5.6       Further Assurances.  Each of Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements and other writings and shall take, or shall cause to be taken, such further actions, in each case as may be reasonably requested by any other party to carry out the provisions of this Agreement.

Section 5.7       Company Financing.  Buyer agrees that, in the event that, at any time before or after the Closing, the Company offers for sale in a private or public offering of securities (the “Hybrid Securities Offering”) subordinated debt securities (the “Hybrid Securities”), then Buyer shall (a) consider in good faith purchasing, or causing to be purchased, at least $250,000,000 aggregate principal amount of Hybrid Securities in or concurrently with the Hybrid Securities Offering, on the same terms and conditions as such Hybrid Securities are issued and sold to other investors in the Hybrid Securities Offering; provided, that any such purchase by Buyer shall require the mutual agreement of Buyer and the Company, and (b) use good faith efforts to assist the Company with the offering and sale of the Hybrid Securities in the Hybrid Securities Offering; provided  that such good faith efforts shall not require, or be construed to require, Buyer or its Affiliate to purchase any such Hybrid Securities in such Hybrid Securities Offering.

Section 5.8       Stockholders Agreement.  Prior to the Closing, Seller and Buyer shall negotiate in good faith the form of a definitive stockholders agreement (the “Stockholders Agreement”), by and among the Company, Seller and Buyer, having the terms set forth in Section 5.8  of the Seller Disclosure Schedule; provided, that, until such time as such definitive form is completed, executed and delivered by the parties, the terms set forth in Section 5.8  of the Seller Disclosure Schedule shall control and be binding upon the Company, Seller and Buyer from and after the Closing, and references in this Agreement to the “Stockholders Agreement” shall be deemed to be references to such binding terms.

Section 5.9       Separation.

(a)       As promptly as practicable after the date hereof, the Seller and the Company shall take certain actions to effect the Separation in accordance with the separation principles set forth in Section 5.9  of the Seller Disclosure Schedule hereto (the “Separation Principles”).  From and after the date hereof, Seller shall use commercially reasonable efforts to, and shall cause the Company and the Company Subsidiaries to use commercially reasonable efforts to, take all actions and do all things necessary, proper and advisable, subject to the requirements of Applicable Law and of any Governmental Entity, to prepare, execute and perform the separation agreement and other customary agreements for a separation on terms consistent with the Separation Principles (such agreements and other documentation, the “Separation Documentation”).

(b)        Seller shall provide drafts of the Separation Documentation to be filed with the SEC (including related exhibits and schedules) and other Separation Documentation reasonably requested by Buyer, in each case, reasonably in advance of the filing of forms of such Separation Documentation with the SEC or finalizing such other Separation Documentation and drafts of any separation steps memorandum or similar planning information regarding the Separation (the “Separation Materials”) and shall make its applicable Representatives available to Buyer’s Representatives a reasonable number of times upon reasonable prior notice (and during normal business hours) for purposes of discussing the draft Separation Documentation and Separation Materials and shall consider in good faith any comments of Buyer’s Representatives to such documents provided promptly following Buyer’s receipt thereof.  Seller shall keep Buyer apprised on a reasonably timely basis of the status of the Separation.  The Separation Documentation shall be (i) in form and substance consistent with the Separation Principles and (ii) negotiated and implemented in good faith.

(c)        The parties agree that, in connection with the Separation and the transactions contemplated by the SMA Agreements, Seller or one or more of its Subsidiaries (including the Company and the Company Subsidiaries) may transfer to Buyer or its Affiliates certain investment personnel that provide investment management services to the Company, provided  that any such transfer shall require the mutual agreement of Seller or the Company, on the one hand, and Buyer, on the other hand (in each case, in its sole discretion).

(d)       Notwithstanding anything to the contrary herein, (i) Buyer acknowledges that the Separation is not expected to be completed prior to the Closing and the execution and performance of agreements and other documentation and taking of other actions required to effect the separation may not occur until after the Closing and (ii) the parties agree that the completion of the Separation or any part thereof is not a condition to the obligations of either party to effect the Closing (it being understood that the Company shall comply with its obligations relating to the Separation hereunder).

Section 5.10     Plan Assets. Prior to the Closing, Seller shall not allow, and shall cause the Company and the Company Subsidiaries to not allow, any portion of any assets in any Covered Account to constitute Plan Assets.    Prior to the Closing, Seller shall promptly notify Buyer in writing if Seller (or any of its Affiliates) becomes aware that there is a reasonable likelihood that any of the Covered Accounts’ assets constitute Plan Assets, which notice shall identify the applicable Covered Account(s).  Seller and the Company shall use commercially reasonable efforts to remediate any Plan Asset Issue as soon as reasonably as practicable following the date a Plan Asset Issue is identified or notified to the Company.  The parties expressly agree that compliance with this covenant shall not be a condition to Closing, and the presence of a Plan Asset Issue shall not be a basis not to consummate the Closing.

Section 5.11     Corporate Governance.

(a)        Prior to the Closing, Seller shall take all actions necessary to cause the Board as of the Closing to be comprised of eleven (11) directors, consisting of nine (9) directors designated by Seller, one (1) director designated by Buyer and the Chief Executive Officer of the Company as of immediately prior to the Closing.

(b)        Prior to the Closing, Seller shall take all actions necessary to cause the Board as of immediately following the Closing to have an audit committee.  The director designated by Buyer shall be entitled to serve on all committees of the Board, subject to eligibility requirements under Applicable Law, in accordance with the Stockholders Agreement.

Section 5.12     Tax Matters.

(a)        In connection with the sale of the Purchased Shares contemplated by this Agreement, any other applicable transfer of equity of the Company, including any such transfer by Seller, or any transaction that causes the Company to cease to be a member of the affiliated group of which Seller is the common parent for U.S. federal income tax purposes, Seller agrees to make a valid and timely election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to elect to reduce its basis in Company shares to the extent necessary to avoid attribute reduction under Treasury Regulations Section 1.1502-36(d) and Seller also agrees not to make any election to reattribute attributes under Treasury Regulations Sections 1.1502-36(d)(6)(i)(B) or (C).

(b)        Until the date upon which the Company is no longer a member of the affiliated group of which Seller is the common parent for U.S. federal income tax purposes, the Company and the Company Subsidiaries shall be permitted to consummate transactions that accelerate taxable income up to an amount that does not materially exceed the amount of taxable income needed for Seller to utilize existing foreign tax credits.

Section 5.13     SMA Cooperation.  Prior to the Closing, Seller shall use commercially reasonable efforts to cause the Existing AUM (as defined in the SMA Agreements) to equal $50,000,000,000 in accordance with the terms of the SMA Commitment Letter in the aggregate; provided, that it shall not be a condition to the closing of the transactions contemplated by this Agreement that the Existing AUM shall equal or exceed such amount.  Prior to the Closing, Buyer and Seller shall, Seller shall cause the Company and the Company Subsidiaries to, cooperate in good faith in connection with preparing for the appointment of the Investment Manager under, and successfully implementing the arrangements contemplated by, the SMA Agreements.

Article VI
CONDITIONS PRECEDENT

Section 6.1       Conditions to Each Party’s Obligations.  The obligations of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)        Approvals.  The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

(b)        No Injunctions or Restraints.  No order, injunction or other order issued by any court of competent jurisdiction and no law, statute, rule or regulation of any Governmental Entity preventing or making illegal the consummation of the transactions contemplated hereby or the transactions contemplated by the Specified Transaction Agreements shall be in effect.

Section 6.2       Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer in writing at or prior to the Closing of the following additional conditions:

(a)        Representations and Warranties.  The representations and warranties of Seller set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date.  Other than the representations and warranties of Seller set forth in Section 3.8(a) and the Seller Fundamental Representations, the representations and warranties of Seller set forth in this Agreement shall be true and correct, without giving effect to any qualification set forth therein as to “materiality,” “Material Adverse Effect” or similar qualifications, as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty is made as of an earlier date, in which case as of such earlier date), except where the failure of all such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Other than the representations and warranties of Seller set forth in Section 3.2(a), the Seller Fundamental Representations shall be true and correct in all material respects, and the representations and warranties of Seller set forth in Section 3.2(a) shall be true and correct in all respects except for de minimis inaccuracies, in each case, as of the Closing Date as though made as of the Closing Date (except to the extent any such representation and warranty is made as of an earlier date, in which case as of such date).

(b)        Performance of Obligations of Seller.  Seller shall have performed and complied in all material respects with the obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing.

(c)        Closing Certificate.  Seller shall have delivered to Buyer a certificate duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying on behalf of Seller as to Seller’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)       SMA Arrangements.  The SMA Agreements and the SMA Commitment Letter shall have been executed and delivered in the forms attached hereto as Schedule A of the Seller Disclosure Schedule and shall be in full force and effect such that the SMA Agreements and the SMA Commitment Letter shall be effective at and following the Closing.

Section 6.3       Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by such Seller in writing at or prior to the Closing of the following additional conditions:

(a)        Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct, without giving effect to any qualification set forth therein as to “materiality,” “Buyer Material Adverse Effect” or similar qualifications, in all material respects as of the Closing Date as though made and as of the Closing Date (except to the extent any such representation and warranty is made as of an earlier date, in which case as of such date).

(b)        Performance of Obligations of Buyer.  Buyer shall have performed and complied in all material respects with the obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing.

(c)        Closing Certificate.  Buyer shall have delivered to Seller a certificate duly executed by an authorized officer of Buyer, dated as of the Closing Date, certifying on behalf of Buyer as to Buyer’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b).

Article VII
SURVIVAL; INDEMNIFICATION

Section 7.1       Survival.  The representations, warranties, covenants and agreements of the parties hereto contained in or made pursuant to  this Agreement shall survive in full force and effect until the date that is twelve (12) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 7.2 or Section 7.3 thereafter), except: (a) the Seller Fundamental Representations shall each survive in full force and effect until the date that is six (6) years after the Closing Date, (b) the representations and warranties made in Section 3.13  shall survive in full force and effect until the three (3)-month anniversary of the IPO, and (c) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (including those relating to the Separation) shall survive in full force and effect to the extent they so apply or are to be performed after the Closing.

Section 7.2       Indemnification by Seller.

(a)        After the Closing and subject to this Article VII, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees against, and reimburse the Buyer Indemnitees for, all Liabilities that the Buyer Indemnitees may at any time suffer or incur, or become subject to:

(i)         as a result of or in connection with the breach or inaccuracy of any representation or warranty set forth in Article III or contained in any certificate or instrument delivered by Seller pursuant hereto (other than the representations and warranties of Seller set forth in Section 3.14(b));

(ii)        as a result of or in connection with the breach or inaccuracy of the representations and warranties of Seller set forth in Section 3.14(b)  or contained in any certificate or instrument delivered by Seller pursuant hereto; or

(iii)       as a result of or in connection with any breach or failure by any of Seller to perform any of its covenants, agreements or obligations contained in this Agreement.

(b)        Notwithstanding anything to the contrary contained herein, Seller shall not be required to indemnify, defend or hold harmless the Buyer Indemnitees against, or reimburse the Buyer Indemnitees for, any Liabilities pursuant to Section 7.2(a)(i): (i) until the aggregate amount of the Buyer Indemnitees’ Liabilities for which the Buyer Indemnitees are finally determined to be otherwise entitled to indemnification under Section 7.2(a)(i) exceeds $100,000,000 (the “Deductible), after which Seller shall be obligated for all the Buyer Indemnitees’ Liabilities for which the Buyer Indemnitees are finally determined to be otherwise entitled to indemnification under Section 7.2(a)(i) (but only Liabilities in excess of the Deductible) and (ii) in a cumulative aggregate amount with respect to indemnification under Section 7.2(a)(i) (other than with respect to Seller Fundamental Representations) exceeding $220,000,000 (the “Indemnification Cap).  For purposes of determining whether the threshold set forth in clause (ii) of this Section 7.2(b)  has been met or exceeded, any amount paid by Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) for Liabilities pursuant to Section 7.2(a)(i)  only shall be taken into account. The foregoing limitations in this Section 7.2(b) shall not apply to any claim arising under Section 7.2(a)(ii)  or Section 7.2(a)(iii) or any claim arising from the Fraud of Seller and the limitation in Section 7.2(b)(ii) shall not apply to Seller Fundamental Representations.

(c)        Seller shall not be required to indemnify, defend or hold harmless the Buyer Indemnitees against, or reimburse the Buyer Indemnitees for, any Liabilities pursuant to Section 7.2(a)(i)  or Section 7.2(a)(ii)  in a cumulative aggregate amount exceeding the Purchase Price.  The foregoing limitation in this Section 7.2(c) shall not apply to any claim arising under Section 7.2(a)(iii)  or any claim from the Fraud of Seller.

(d)       The representations, warranties, covenants, agreements and obligations of Seller and any Buyer Indemnitee’s right to indemnification with respect thereto shall not be affected or deemed waived by reason of (i) any investigation made by or on behalf of Buyer Indemnitees (including by any of their respective Representatives) or by reason of the fact that such Buyer Indemnitee or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation or (iii) the Closing.

Section 7.3       Indemnification by Buyer.

(a)        After the Closing and subject to this Article VII, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees against, and reimburse the Seller Indemnitees for, all Liabilities  that the Seller Indemnitees may at any time suffer or incur, or become subject to:

(i)         as a result of or in connection with the breach or inaccuracy of any representation or warranty set forth in Article IV or contained in any certificate or instrument delivered by Buyer pursuant hereto; or

(ii)        as a result of or in connection with any breach or failure by Buyer to perform any of its covenants, agreements or obligations contained in this Agreement.

(b)        Notwithstanding anything to the contrary contained herein, Buyer shall not be required to indemnify, defend or hold harmless the Seller Indemnitees against, or reimburse the Seller Indemnitees for, any Liabilities pursuant to Section 7.3(a)(i): (i) until the aggregate amount of the Seller  Indemnitees’ Liabilities for which the Seller Indemnitees are finally determined to be otherwise entitled to indemnification under Section 7.3(a)(i) exceeds the Deductible, after which Buyer shall be obligated for all the Seller Indemnitees’ Liabilities for which the Seller Indemnitees are finally determined to be otherwise entitled to indemnification under Section 7.3(a)(i) (but only Liabilities in excess of the Deductible) and (ii) in a cumulative aggregate amount with respect to indemnification under Section 7.3(a)(i) exceeding the Indemnification Cap.  The foregoing limitation in this Section 7.3(b) shall not apply to any claim arising under Section 7.3(a)(ii)  or any claim arising from the Fraud of the Buyer.

(c)        The Buyer shall not be required to indemnify, defend or hold harmless the Seller Indemnitees against, or reimburse the Seller Indemnitees for, any Liabilities pursuant to Section 7.3(a)(i) in a cumulative aggregate amount exceeding the Purchase Price.  The foregoing limitation in this Section 7.3(c) shall not apply to any claim arising from the Fraud of the Buyer.

(d)       The representations, warranties, covenants, agreements and obligations of Buyer and any Seller  Indemnitee’s right to indemnification with respect thereto shall not be affected or deemed waived by reason of (i) any investigation made by or on behalf of Seller Indemnitees (including by any of their respective Representatives) or by reason of the fact that such Seller Indemnitee or any of such Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation or (iii) the Closing.

Section 7.4       Claims Procedure.

(a)        If any Person entitled to be indemnified under this Article VII (an “Indemnified Party”) becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this Article VII, the Indemnified Party shall promptly notify the party providing indemnification under this Article VII (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article VII, including any pending or threatened claim or demand made in writing by a non-affiliated third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a non-affiliated third party against the Indemnified Party) (each, a “third-party claim”), setting out the provisions under this Agreement on which such claim is based, and such other information (to the extent available) as is reasonably necessary to enable the Indemnifying Party to assess the merits of the potential claim, to make such provision as it may consider reasonably necessary (including details of the legal and factual basis of the claim and the evidence on which the party relies (including where the claim is the result of a third-party claim, evidence of the third-party claim)) and setting out its estimate of the amount of Liabilities to the extent ascertainable which are, or are to be, the subject of the claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually prejudiced by such failure and, in any event, only to the extent of such prejudice.  The parties agree that (i) in this Article VII, they intend to shorten, in the case of the limited survival periods specified in Section 7.1, the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant, agreement or obligation must be delivered prior to the expiration of the applicable survival period specified in Section 7.1 for such representation, warranty, covenant, agreement or obligation; and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 7.4(a) shall be expressly barred and are hereby waived; provided  further  that, if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 7.4(a) of a claim for indemnification under this Article VII (whether or not formal legal action shall have been commenced based upon such claim), such claim (but only such claim) shall continue to be subject to indemnification in accordance with this Article VII notwithstanding the passing of such applicable date until the final resolution thereof in accordance with this Article VII.

(b)        The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other and assist each other in determining the validity of any third-party claim for indemnity and in defending against such a third-party claim.  In connection with any fact, matter, event or circumstance that may give rise to a claim against any Indemnifying Party under this Agreement, the Indemnified Party shall ensure that the Indemnified Party and each of its Affiliates:  (i) shall use reasonable efforts to preserve all material evidence relevant to the claim, (ii) shall (upon the Indemnifying Party’s written request and at the Indemnifying Party’s expense) reasonably cooperate with the Indemnifying Party’s and its Representatives’ efforts to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and (iii) shall (at the Indemnifying Party’s expense) disclose to the Indemnifying Party and its Representatives all material of which it is aware which reasonably relates to the claim and provide (upon the Indemnifying Party’s written request and at the Indemnifying Party’s expense), all such information and assistance, including reasonable access to relevant premises and personnel during normal business hours, and the right to examine and copy or photograph any relevant assets, accounts, documents and records, as the Indemnifying Party or its Representatives may reasonably request, subject to the Indemnifying Party and its Representatives agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.  The party in charge of the defense shall keep the other party reasonably apprised from time to time as to the status of the defense or any settlement negotiations with respect thereto.

(c)        Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.4(a) in respect of a third-party claim, the Indemnifying Party may, by written notice to the Indemnified Party delivered within thirty (30) Business Days of the receipt of notice of such third-party claim (the “Notice Period”), assume the defense and control of any third-party claim, with its own counsel (which shall be reasonably acceptable to the Indemnified Party) and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such third-party claim with its own counsel and at its own expense (unless the Indemnified Party in good faith determines that there is an actual conflict of interest with the Indemnifying Party in respect of such third-party claim, in which case the Indemnifying Party shall be liable for the fees and expenses under this Agreement of one legal counsel for all the Indemnified Parties, in addition to one local counsel in each applicable jurisdiction, with respect to such third-party claim); provided, that the Indemnifying Party shall not have the right to assume the defense of any third-party claim that primarily relates to Buyer’s or its Affiliates’ Taxes.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any third-party claim, unless (i) such settlement, compromise, discharge or entry of any judgment does not involve (A) any finding or admission of any violation of Law or admission of any wrongdoing by an Indemnified Party or (B) the imposition of an order, injunction or decree of a Governmental Entity that would restrict the future activity or conduct of an Indemnified Party, (ii) such settlement or compromise is comprised solely of monetary damages (other than customary confidentiality and other ancillary obligations), and the Indemnifying Party shall obtain, as a condition of such settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such third-party claim and (iii) the Indemnifying Party pays all amounts arising from such settlement or compromise.

(d)       If the Indemnifying Party elects not to defend the Indemnified Party against a third-party claim, whether by not giving the Indemnified Party timely notice of its desire to so defend within the Notice Period or by giving notice of its election not to defend against such third-party claim, the Indemnified Party shall have the right but not the obligation to assume its own defense at the expense of the Indemnifying Party. Unless and until the Indemnifying Party makes an election in accordance with Section 7.4(c) to assume the defense of such third-party claim, the Indemnified Party may defend against such third-party claim in such manner as it may reasonably deem appropriate, with all of the Indemnified Party’s expenses arising out of the defense of such third-party claim subject to indemnification under this Agreement to the extent provided in this Article VII. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Article VII, no Indemnifying Party shall have any liability under this Article VII for any Liabilities arising out of or in connection with any third-party claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

(e)        In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.4(a) that does not involve a third-party claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VII.

(f)        Notwithstanding the foregoing provisions of this Section 7.4, (i) if a third-party claim relates to Taxes (other than Taxes of Buyer or its Affiliates) that are indemnified under Section 7.2, Seller shall have the exclusive right to conduct, at its own expense, such Tax Proceeding, and (ii) Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of (A) Seller or any of its Affiliates or (B) a consolidated, combined or unitary group that includes Seller or any of its Affiliates.

Section 7.5       Payment.  In the event a claim for indemnification under this Article VII has been finally determined, the amount of such final determination shall be paid by the Indemnifying Party to the Indemnified Party on demand in immediately available funds.  Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the parties agree to treat, for income tax purposes, such payment as an adjustment to the purchase price.  Any claim, action, suit, arbitration or proceeding by or before any Governmental Entity, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the parties hereto have so determined by mutual agreement or, if disputed, when an order, injunction or decree of a Governmental Entity that has become final and non-appealable has been entered into with respect to such claim, action, suit, arbitration or proceeding.

Section 7.6       Exclusive Remedies.  Each party hereto acknowledges and agrees that other than Fraud, following the Closing, (a) the indemnification provisions of this Article VII shall be the sole and exclusive remedies of the parties hereto for any breach of the representations or warranties contained in this Agreement or any certificate or instrument delivered hereunder, (b) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant, agreement or obligation contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated hereby, and (c)  the indemnification provisions of this Article VII shall be the sole and exclusive monetary remedies of the parties hereto for any breach or non‑fulfillment of any covenant, agreement or obligation contained in this Agreement; provided  that this clause (c) does not preclude any party from bringing an action for specific performance or other equitable remedy to require any party to perform its obligations under this Agreement.

Section 7.7       Damages.  Seller and Buyer agree that with respect to each indemnification obligation set forth in this Article VII, the Indemnifying Party’s indemnification obligation shall not include Liabilities arising from any consequential (including consequential, lost profit damages and diminution in value), indirect, incidental, punitive, exemplary, incidental or special damages (and, in each case, whether or not foreseeable), except to the extent payable to a third party in respect of a third-party claim.  For purposes of calculating the amount of any Liability under this Article VII, each representation and warranty contained in this Agreement shall be read without regard to any “materiality,” “Material Adverse Effect,” “Buyer Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty, other than the representation and warranty set forth in Section 3.8(a).  For purposes of determining whether a breach of any representation or warranty made in this Agreement has occurred, each representation and warranty contained in this Agreement shall be read with regard to any “materiality” or other similar qualification contained in or otherwise applicable to such representation or warranty but any “Material Adverse Effect” or other similar qualification contained in or otherwise applicable to such representation or warranty shall be read as “material to the Company Business, taken as a whole”.

Section 7.8       Right to Recover. If an Indemnifying Party has paid an amount in discharge of any claim under this Agreement and the Indemnified Party recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a non-affiliated third party a sum which indemnifies or compensates the Indemnified Party (in whole or in part) in respect of the Liability  which is the subject matter of the claim, Buyer or Seller, as applicable, shall procure that all steps are taken as may reasonably be required to pay to Seller or Buyer, as applicable, as soon as practicable after receipt an amount equal to (a) any sum recovered from the non-affiliated third party less any reasonable costs and expenses incurred in obtaining such recovery or (b) if less, the amount previously paid by the Indemnifying Party to the Indemnified Party. The Indemnifying Party shall be subrogated to any right of action (whether pursuant to contract, arising under Applicable Law or otherwise) which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

Section 7.9       Double Claims.  No Indemnified Party shall be entitled to recover from an Indemnifying Party under this Article VII more than once in respect of the same Liability (notwithstanding that such Liability may result from breaches of multiple provisions of this Agreement).

Article VIII
TERMINATION

Section 8.1       Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)        by Seller or Buyer, in writing, if there shall be any order, injunction or decree of any Governmental Entity that prohibits or restrains either party from consummating the transactions contemplated hereby or the transactions contemplated by the Specified Transaction Agreements and such order, injunction or decree shall have become final and non-appealable or there shall be a law, statute, rule or regulation of any Governmental Entity in effect that prevents or makes illegal the transactions contemplated hereby or the transactions contemplated by the Specified Transaction Agreements; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(a)  shall have performed in all material respects its obligations under Section 5.3 and Section 5.4;

(b)        by Seller or Buyer, in writing, if the Closing has not occurred on or prior to December 31, 2021 (the “Outside Date”); provided, that the party seeking to terminate this Agreement has not materially breached this Agreement in a manner that contributed materially to the failure of the Closing to occur on or prior to such date;

(c)        by Seller, in writing, if a breach of any provision of this Agreement that has been committed by Buyer would cause the failure of a condition to Closing set forth in Section 6.3(a) or Section 6.3(b) and such breach is not capable of being cured or, if capable of being cured, is not cured before the earlier of (i) the Outside Date and (ii) the date that is twenty (20) Business Days after Buyer receives written notice from Seller that Seller intends to terminate this Agreement pursuant to this Section 8.1(c); provided, that Seller is not then in material breach of this Agreement;

(d)       by Buyer, in writing, if a breach of any provision of this Agreement that has been committed by Seller would cause the failure of a condition to Closing set forth in Section 6.2(a) or Section 6.2(b) and such breach is not capable of being cured or, if capable of being cured, is not cured before the earlier of (i) the Outside Date and (ii) the date that is twenty (20) Business Days after Seller receives written notice from Buyer that Buyer intends to terminate this Agreement pursuant to this Section 8.1(d); provided, that Buyer is not then in material breach of this Agreement;

(e)        by Seller, in writing, if (i) all of the conditions to Buyer’s obligations under this Agreement set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions are then capable of being satisfied at the Closing), (ii) Seller has irrevocably confirmed in writing to Buyer that (A) all of the conditions to Seller’s obligations under this Agreement set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions are then capable of being satisfied at the Closing) or that Seller is willing to irrevocably waive any such conditions that remain unsatisfied and (B) Seller is ready, willing and able to proceed with the Closing and (iii) Buyer fails to comply with its obligations under Article II  to consummate the Closing by the later of two (2) Business Days after (A) the date of delivery of the written confirmation contemplated by the foregoing clause (ii) and (B) the time specified in Section 2.2; or

(f)        by mutual written agreement of Seller and Buyer.

Section 8.2       Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of either party (or any Representative of such party) to the other party to this Agreement; provided, that (a) subject to the two immediately following sentences, no such termination shall relieve a party from liability for any Fraud or Willful Breach of this Agreement, (b) Section 1.1, Section 5.5, this Section 8.2 and Article IX shall survive termination and (c) if requested in writing by Seller, Buyer shall return to Seller or destroy (and provide a certificate of destruction) all documents received by Buyer or any of its Affiliates or its or their Representatives from or on behalf of Seller, the Company, their respective Affiliates and their respective Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof (it being agreed that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms).  Notwithstanding anything to the contrary in this Agreement, solely in the event that the Closing does not occur, the maximum aggregate liability of Buyer and the Equity Provider for any Liability suffered as a result of any breach of this Agreement (including any Willful Breach), the Equity Commitment Letter or the Limited Guaranty, or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall not exceed and shall be limited to the Purchase Price, and in no event shall Seller seek to, and Seller shall cause its controlled Affiliates, directors, and officers not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount in respect of any such breach, failure or representation.  In furtherance and not in limitation of the foregoing, solely in the event that the Closing does not occur and Seller commences an Action seeking monetary damages for any breach of this Agreement (including any Willful Breach), the Equity Commitment Letter or the Limited Guaranty, or the failure of the transactions contemplated hereby or thereby to be consummated, upon payment of damages in an amount up to the Purchase Price, Buyer and the Equity Provider shall not have any further liability or obligation to Seller or any of its equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing relating to or arising out of this Agreement, the Equity Commitment Letter or the Limited Guaranty, or the failure of the any transaction contemplated hereby or thereby to be consummated, whether in equity or at law, in contract, in tort or otherwise, and in such event, Seller shall not seek to, and shall cause its controlled Affiliates, directors, and officers not to seek to, recover any money damages (including consequential, indirect or punitive damages, or damages on account of a Willful Breach) from Buyer or the Equity Provider for any such breach or failure.

Article IX
GENERAL PROVISIONS

Section 9.1       Fees and Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the purchase and sale of the Purchased Shares is consummated, each party shall pay its own Transaction Expenses incident to preparing for, entering into and carrying out the Transaction Agreements and the consummation of the transactions contemplated thereby.  Notwithstanding anything to the contrary in this Agreement, Buyer shall pay, when due, and be responsible for,  any sales, use transfer, documentary, stamp, recording, value added, conveyance, goods and services or similar Taxes and fees imposed on or payable solely as  a result of  the transfer and sale of the Purchased Shares pursuant to this Agreement; provided, that Buyer shall not be responsible, and shall not bear any such taxes that would not have resulted if the transfer and sale of the Purchased Shares was the only relevant transaction for purposes of determining whether such Tax applies under Applicable Law.  The party required by Applicable Law to do so shall file all necessary Tax Returns and other documentation with respect to all Taxes referenced in the immediately preceding sentence and, if required by Applicable Law, the other party shall, or shall cause its respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 9.2       Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Buyer, to:

Argon Holdco LLC
c/o The Blackstone Group Inc.
345 Park Avenue
New York, New York 10154
Attention:  John G. Finley
Email:       john.finley@blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Elizabeth A. Cooper
                  Katherine M. Krause
Email:       ecooper@stblaw.com
                  katherine.krause@stblaw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:  Todd Freed
                  Jon Hlafter
Email:       todd.freed@skadden.com
                  jon.hlafter@skadden.com

if to Seller, to:

American International Group, Inc.
1271 Avenue of the Americas
41st Floor
New York, New York 10020
Attention:  General Counsel
Email:       lucy.fato@aig.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:  Edward D. Herlihy
                  David K. Lam

                  Mark A. Stagliano
Email:       edherlihy@wlrk.com

                  dklam@wlrk.com
                  mastagliano@wlrk.com

Section 9.3       Interpretation.  When reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.  Any fact or item disclosed in any Section or subsection of each of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Seller Disclosure Schedule to the extent the relevance to such Section or subsection is reasonably apparent on the face of such disclosure.  Disclosure of any item in the Seller Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the word “or” is used in this Agreement, it shall not be exclusive.  Whenever the word “extent” in the phrase “to the extent” is used in this Agreement, it shall be deemed to mean the degree to which a subject or other thing extends and shall not mean simply “if.”  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.  All percentages resulting from calculations pursuant to Section 2.5 of this Agreement will be set forth in decimals and rounded to the nearest thousandth.  This Agreement has been fully negotiated by both parties and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party.

Section 9.4       Entire Agreement; Third Party Beneficiaries.  This Agreement (including all Exhibits and Schedules hereto), the Confidentiality Agreement, the Equity Commitment Letter, the Limited Guaranty and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.  Except as otherwise expressly provided in this Article IX, this Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.

Section 9.5    Governing Law.  This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

Section 9.6    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void; provided  that Buyer may, without the prior written consent of Seller, assign its rights and interests, and delegate its obligations, under this Agreement to an Affiliate thereof; provided, however, that no such assignment or delegation shall (i) relieve Buyer of its obligations hereunder or (ii) impair or delay, in any material respect, the consummation of the transactions contemplated hereby.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.7       Jurisdiction; Enforcement.

(a)      Each party hereby irrevocably and unconditionally  submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the federal court of the United States of America sitting in Delaware, or if (and only if) such court finds it lacks jurisdiction, any other court located in the State of Delaware, and any appellate court from any thereof, for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement.  In any such action, suit or other proceeding, each party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of such courts, that such action, suit or other proceeding is not subject to the jurisdiction of such courts, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each party also agrees that any final and non-appealable judgment against a party in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment.  Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 9.2, constitute good, proper and sufficient service thereof.  Notwithstanding this Section 9.7(a), the determination of the Closing Purchase Price shall be made as set forth in Section 2.5; provided, that any dispute over the obligations of the parties under Section 2.5 shall be subject to this Section 9.7.

(b)        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement, including the last sentence of this Section 9.7(b)) to any other remedy to which such party is entitled at law or in equity.  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives any defense or counterclaim, that there is an adequate remedy at law.  The parties further agree that nothing contained in this Section 9.7(b) shall require a party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.7(b) before exercising any other right under this Agreement.  Notwithstanding anything to the contrary in this Agreement, but without limiting Seller’s rights pursuant to Article VII,  while Seller may concurrently seek specific performance in accordance with and subject to this Section 9.7(b) to cause Buyer to consummate the transactions contemplated hereby and to recover monetary damages from Buyer, subject to the limitations set forth in Section 8.2, under no circumstances shall Seller by permitted or entitled to receive both (i) a grant of specific performance causing Buyer to consummate the transactions contemplated hereby and (ii) monetary damages of any kind whatsoever.

(c)        EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO OTHER PARTY OR REPRESENTATIVE, AGENT OR ATTORNEY THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(C).

Section 9.8       Severability; Amendment; Waiver.

(a)        Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)        This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of Buyer and Seller.

(c)        No delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 9.9       Certain Limitations.

(a)       With respect to any estimation,  valuation, appraisal, projection or forecast  made available to Buyer, its Affiliates or their respective Representatives with respect to Seller, the Company or their respective Affiliates, Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections and forecasts, (ii) it is familiar with such uncertainties, (iii) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of Seller, the Company or any of their respective Affiliates, except to the extent set forth in the representations and warranties set forth in Article III, and (iv) it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast.

(b)        Except to the extent expressly set forth in the representations and warranties of Seller set forth in Article III, neither Seller nor the Company makes any express or implied representation or warranty hereby or otherwise under this Agreement or any other Transaction Agreement as to the future experience, success or profitability of the Company Business, whether or not conducted in a manner similar to the manner in which the Company Business was conducted prior to the Closing, or that the reserves held by or on behalf of any the Company or any Company Subsidiaries or otherwise with respect to the Company Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible or whether such reserves were calculated, established or determined in accordance with any actuarial, statutory or other standard, or concerning any financial statement line item or asset, Liability or equity amount that would be affected by any of the foregoing.

(c)        Buyer further acknowledges and agrees that it (i) is a sophisticated party and understands the merits and risks of consummating the transactions contemplated by this Agreement and the other Transaction Agreements, (ii) has made its own inquiry and investigation into, has completed to its satisfaction its own due diligence investigation of, and, based thereon, has formed an independent judgment concerning the Company, the Company Subsidiaries and the Company Business, (iii) has been furnished or provided access to such information and documents about the Company, the Company Subsidiaries and the Company Business and the operations thereof or otherwise as it has deemed necessary to enable it to form such independent judgment and (iv) has been provided an opportunity to ask questions of Seller and the Company with respect to such information, documents and other materials and has received answers to such questions.  Buyer further acknowledges and agrees that none of Seller (except as expressly set forth in Article  III) the Company or any of their respective Affiliates, nor any other Person not a party to this Agreement, is making or has made any representations or warranties, express or implied, as to the accuracy or completeness of any such information, documents and other materials, and hereby expressly disclaim any such representations or warranties or any reliance thereon, other than the representations and warranties expressly set forth in this Agreement.

Section 9.10     Non-Recourse.  Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against, the Persons that are expressly identified as parties to this Agreement (in the preamble and signature pages hereto) in their capacities as parties to this Agreement or the Persons that are expressly identified as parties to any other Transaction Agreement, the Equity Commitment Letter or the Limited Guaranty in their capacities as parties to such agreements, and no former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Persons that are expressly identified herein as parties to such agreements or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing, or any other non-party, shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or thereby or in respect of any representations, warranties or statements made or alleged to be made in connection herewith or therewith (except to the extent such Person is expressly identified as a party to such other agreement).  Without limiting the rights of either party against the other party, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any non-party, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law, or otherwise.  The non-parties specified above shall be express third-party beneficiaries of this Section 9.10.

Section 9.11     No Offset.  No party to this Agreement may offset any amount due to any other party or any of such other party’s Affiliates against any amount owed or alleged to be owed from such other party or its Affiliates under this Agreement or any other Transaction Agreement without the written consent of such other party.

Section 9.12     Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.  Each party may deliver its signed counterpart of this Agreement to the other party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                                                        AMERICAN INTERNATIONAL GROUP, INC.

                                                                        By:  /s/ Mark Lyons

Name:  Mark Lyons

Title:    Executive Vice President and Chief Financial Officer

[Signature Page to L&R Stock Purchase Agreement]

ARGON HOLDCO LLC

By: Blackstone Holdings II L.P., its sole member

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:  /s/ Michael Chae

Name:  Michael Chae
Title:   Chief Financial Officer

[Signature Page to L&R Stock Purchase Agreement]